                             AGREEMENT AND PLAN OF MERGER


                                     dated as of

                                  December 18, 1996


                                        among


                              QUALITY FOOD CENTERS, INC.

                              KU ACQUISITION CORPORATION


                                KEITH UDDENBERG, INC.

                                         and

                            THE SHAREHOLDERS NAMED HEREIN

                  TABLE OF CONTENTS

                                      ARTICLE 1
                                     DEFINITIONS

1.1 TERMS DEFINED ELSEWHERE. . . . . . . . . . . . . . . . . . . . . 21.2
    GENERAL DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . 3

                                      ARTICLE 2
                                      THE MERGER

2.1 THE SPIN-OFF . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    (a)  TRANSACTION
    (b)  EXCLUDED LIABILITIES
    (c)  EXCLUDED PROPERTY
    (d)  CALCULATION OF 90/70% TEST
    (e)  VALUES OF SWING PROPERTIES
    (f)  VALUES OF SWING RECEIVABLES
    (g)  VALUES OF EXCLUDED PROPERTIES
    (h)  APPRAISAL PROCEDURE
    (i)  EMPLOYEES
    (j)  LEASES; RIGHT OF FIRST REFUSAL

2.2 THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

2.3 DETERMINATION OF AMOUNT OF CONSIDERATION . . . . . . . . . . . . 12
    (a)  "ESTIMATED TOTAL AMOUNT" and "FINAL TOTAL AMOUNT"
    (b)  "PREFERRED AMOUNT"
    (c)  "ESTIMATED COMMON AMOUNT" and "FINAL COMMON AMOUNT"
    (d)  "PREFERRED AMOUNT/QFC SHARES"
    (e)  "PREFERRED AMOUNT/CASH"
    (f)  "COMMON AMOUNT/QFC SHARES"
    (g)  "COMMON AMOUNT/CASH"

2.4 CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . 13

2.5 FRACTIONAL SHARES. . . . . . . . . . . . . . . . . . . . . . . . 14

2.6 PAYMENTS; POST-CLOSING STOCK ADJUSTMENT. . . . . . . . . . . . . 14

2.7 TAXABLE TRANSACTION ELECTION . . . . . . . . . . . . . . . . . . 16
    (a)  CONVERSION OF SHARES
    (b)  CLOSING DATE PAYMENT
    (c)  ADDITIONAL CASH PAYMENT
    (d)  FINAL CASH PAYMENT

2.8 ESTIMATED AND FINAL BALANCE SHEETS . . . . . . . . . . . . . . . 18

2.9 SALES OF STORES TO AG AND OTHERS . . . . . . . . . . . . . . . . 20

2.10     THE SURVIVING COMPANY . . . . . . . . . . . . . . . . . . . 21


                  -i-                               Merger Agreement

                                      ARTICLE 3
                            CLOSING; CONDITIONS PRECEDENT

3.1 CLOSING   21
    (a)  LEASES
    (b)  RIGHT OF FIRST REFUSAL
    (c)  AG STOCK AGREEMENT
    (d)  INVESTORS RIGHTS AGREEMENT
    (e)  PLEDGE OF QFC SHARES
    (f)  SURRENDER OF SHARES
    (g)  MERGER CONSIDERATION
    (h)  ARTICLES OF MERGER
    (i)  FURTHER ASSURANCES
3.2 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. . . . . . . . . . . 23
3.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
    AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . 24
3.4 CONDITIONS TO OBLIGATIONS OF QFC AND NEWCO . . . . . . . . . . . 24

                                      ARTICLE 4
                            REPRESENTATIONS OF THE COMPANY
                                 AND THE SHAREHOLDERS

4.1 CORPORATE EXISTENCE AND POWER. . . . . . . . . . . . . . . . . . 26
4.2 CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . 27
4.3 GOVERNMENTAL AUTHORIZATION; CONSENTS . . . . . . . . . . . . . . 27
4.4 NON-CONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . 27
4.5 TITLE      . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
4.6 CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . 28
4.7 TAX-RELATED REPRESENTATIONS. . . . . . . . . . . . . . . . . . . 29
4.8 FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . 29
4.9 ABSENCE OF CERTAIN CHANGES . . . . . . . . . . . . . . . . . . . 30
4.10     NO UNDISCLOSED MATERIAL LIABILITIES . . . . . . . . . . . . 32
4.11     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . 33
4.12     INSURANCE COVERAGE. . . . . . . . . . . . . . . . . . . . . 33
4.13     COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . 33
4.14     ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . 34
4.15     BUILDING LAWS . . . . . . . . . . . . . . . . . . . . . . . 36
4.16     PRODUCTS    . . . . . . . . . . . . . . . . . . . . . . . . 37
4.17     LICENSES AND PERMITS. . . . . . . . . . . . . . . . . . . . 37
4.18     REAL PROPERTY . . . . . . . . . . . . . . . . . . . . . . . 37
4.19     PERSONAL PROPERTY . . . . . . . . . . . . . . . . . . . . . 39
4.20     INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . 40
4.21     MATERIAL CONTRACTS. . . . . . . . . . . . . . . . . . . . . 41
4.22     GUARANTIES. . . . . . . . . . . . . . . . . . . . . . . . . 42
4.23     EMPLOYEES   . . . . . . . . . . . . . . . . . . . . . . . . 42
4.24     EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . 43
4.25     COMPANY TAXES . . . . . . . . . . . . . . . . . . . . . . . 44
4.26     NOT A MEMBER OF A TAX OR ERISA GROUP. . . . . . . . . . . . 45
4.27     NO SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . 45
4.28     FINDERS' FEES . . . . . . . . . . . . . . . . . . . . . . . 45
4.29     OTHER INFORMATION . . . . . . . . . . . . . . . . . . . . . 45

                  -ii-                              Merger Agreement

                                      ARTICLE 5
                           REPRESENTATIONS OF QFC AND NEWCO

5.1 CORPORATE EXISTENCE AND POWER. . . . . . . . . . . . . . . . . . 45
5.2 CORPORATE AUTHORIZATION. . . . . . . . . . . . . . . . . . . . . 46
5.3 GOVERNMENTAL AUTHORIZATION; CONSENTS . . . . . . . . . . . . . . 46
5.4 NON-CONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . 46
5.5 CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . 46
5.6 TAX-RELATED REPRESENTATIONS. . . . . . . . . . . . . . . . . . . 47
5.7 EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
5.8 FINDERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . 47
5.9 QFC INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . 48

                                      ARTICLE 6
                    COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

6.1 CONDUCT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . 48
6.2 WARN ACT NOTICE. . . . . . . . . . . . . . . . . . . . . . . . . 49
6.3 SEPTEMBER 30 FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . 49
6.4 ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . 49
6.5 PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . 50
6.6 OTHER OFFERS . . . . . . . . . . . . . . . . . . . . . . . . . . 50
6.7 NOTICES OF CERTAIN EVENTS. . . . . . . . . . . . . . . . . . . . 51
6.8 APPROVALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
6.9 OBLIGATIONS OF THE COMPANY . . . . . . . . . . . . . . . . . . . 51
6.10     SATISFACTION OF CONDITIONS. . . . . . . . . . . . . . . . . 51
6.11     NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . . 52
6.12     CONTINUITY OF INTEREST AFTER THE MERGER TIME. . . . . . . . 53
6.13     EXCLUDED LIABILITIES. . . . . . . . . . . . . . . . . . . . 53
6.14     GUARANTY OF SWING OBLIGATIONS . . . . . . . . . . . . . . . 54
6.15     TAX-RELATED COVENANTS . . . . . . . . . . . . . . . . . . . 56

                                      ARTICLE 7
                                   COVENANTS OF QFC

7.1 PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . 57
7.2 OBLIGATIONS OF NEWCO . . . . . . . . . . . . . . . . . . . . . . 57
7.3 WARN ACT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
7.4 ENVIRONMENTAL REPORTS. . . . . . . . . . . . . . . . . . . . . . 57
7.5 TAX-RELATED COVENANTS. . . . . . . . . . . . . . . . . . . . . . 58

                                      ARTICLE 8
                              SURVIVAL; INDEMNIFICATION

8.1 SURVIVAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
8.2 GENERAL INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . 59
8.3 EXCLUDED PROPERTIES ENVIRONMENTAL INDEMNIFICATION. . . . . . . . 60
8.4 GUARANTY OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . 61
8.5 PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
8.6 TAX INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 62
8.7 ENFORCEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 63

                 -iii-                              Merger Agreement

                                      ARTICLE 9
                                     TERMINATION
9.1 TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 64
9.2 EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . 64

                                      ARTICLE 10
                                    MISCELLANEOUS

10.1     NOTICES                                                     65
10.2     REPRESENTATIVE SHAREHOLDER. . . . . . . . . . . . . . . . . 66
10.3     NATURE OF SHAREHOLDERS' OBLIGATIONS . . . . . . . . . . . . 66
10.4     AMENDMENTS; NO WAIVERS. . . . . . . . . . . . . . . . . . . 66
10.5     EXPENSES    . . . . . . . . . . . . . . . . . . . . . . . . 66
10.6     SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . 67
10.7     GOVERNING LAW; SUBMISSION TO JURISDICTION . . . . . . . . . 68
10.8     ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . 68
10.9     HEADINGS AND CAPTIONS . . . . . . . . . . . . . . . . . . . 68
10.10 COUNTERPARTS; EFFECTIVENESS. . . . . . . . . . . . . . . . . . 68

Schedule 1    Excluded and Swing Property
         4.3  Third-Party Consents
         4.5  Shares Held by Each Shareholder
         4.11 Litigation
         4.12 Insurance Coverage
         4.14 Environmental Matters
         4.17 Licenses and Permits
         4.18 Real Property
         4.20 Intellectual Property
         4.21 Material Contracts
         4.22 Guaranties
         4.23 Collective Bargaining Agreements
         4.24 Employee Benefits
         5.5  QFC Securities

 Exhibit A    Long-Term Store Leases
         B    Right of First Refusal
         C    AG Stock Agreement
         D    Investors Rights Agreement
         E    Pledge Agreement to secure Shareholders' indemnity obligations
         F    Opinion of Counsel for QFC
         G    Opinion of Counsel for the Company and the Shareholders


                  -iv-                              Merger Agreement

                             AGREEMENT AND PLAN OF MERGER


         AGREEMENT dated as of December 18, 1996 among Quality Food Centers, Inc., a Washington corporation ("QFC"), KU Acquisition Corporation, a Washington corporation ("Newco"), Keith Uddenberg, Inc., a Washington corporation (the "Company"), and the following (each, a "Shareholder"):

   (i) A. Keith Uddenberg and Eugenia M. Uddenberg, husband and wife, each a resident of Washington State;

   (ii)  Lori Dee Schacht, as trustee of the Anna Mae Schacht Trust;

   (iii) Mark Schacht, a married individual resident of Washington State;

   (iv) Lori Dee Schacht and Ray Graves, as trustees of the Lori Dee Schacht Trust;

   (v) Greg Dewar, Richard Keith Uddenberg and Lori Dee Schacht, as trustees of the Richard Keith Uddenberg Trust;

   (vi) Debbie Louise Little, Lori Dee Schacht and Ray Graves, as trustees of the Debbie Louise Little Trust.

         WHEREAS, QFC desires to acquire the Company after the Company disposes of certain of its properties in a spin-off transaction;

         WHEREAS, the boards of directors of QFC and the Company have determined that it is in the best interests of their respective shareholders for the Company to merge with and into Newco, a wholly-owned subsidiary of QFC, upon the terms and subject to the conditions of this Agreement;

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

         WHEREAS, QFC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                  -1-                               Merger Agreement

                                      ARTICLE 1
                                     DEFINITIONS

          1.1 TERMS DEFINED ELSEWHERE. Each of the following terms, when capitalized, is used herein with the meaning set forth in the Section or other part of this Agreement identified opposite such term below:

     AG Right of First Refusal. . . . . . . . . . . . . . . . . .2.9
     Acquisition Proposal . . . . . . . . . . . . . . . . . . . .6.6
     Benefit Arrangement. . . . . . . . . . . . . . . . . . . . .4.24
     Building Laws. . . . . . . . . . . . . . . . . . . . . . . .4.15
     CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . .4.14
     Closing Date . . . . . . . . . . . . . . . . . . . . . . . .3.1
     Closing Market Value . . . . . . . . . . . . . . . . . . . .2.6.(c)
     Common Amount/Cash . . . . . . . . . . . . . . . . . . . . .2.3
     Common Amount/QFC Shares . . . . . . . . . . . . . . . . . .2.3
     Company. . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
     Damages. . . . . . . . . . . . . . . . . . . . . . . . . . .8.2
     Environmental Damages. . . . . . . . . . . . . . . . . . . .8.3
     Environmental Laws . . . . . . . . . . . . . . . . . . . . .4.14
     Estimated Balance Sheet. . . . . . . . . . . . . . . . . . .2.8
     Estimated Common Amount. . . . . . . . . . . . . . . . . . .2.3
     Estimated Total Amount . . . . . . . . . . . . . . . . . . .2.3
     Event of Default . . . . . . . . . . . . . . . . . . . . . .8.7
     Excluded Liabilities . . . . . . . . . . . . . . . . . . . .2.1.(b)
     Excluded Property. . . . . . . . . . . . . . . . . . . . . .2.1.(c)
     Final Common Amount. . . . . . . . . . . . . . . . . . . . .2.3
     Final Total Amount . . . . . . . . . . . . . . . . . . . . .2.3
     Final Balance Sheet. . . . . . . . . . . . . . . . . . . . .2.8
     Financial Statements . . . . . . . . . . . . . . . . . . . .4.8
     401(k) Plan. . . . . . . . . . . . . . . . . . . . . . . . .4.24
     Hazardous Substance. . . . . . . . . . . . . . . . . . . . .4.14
     Indemnified Party. . . . . . . . . . . . . . . . . . . . . .8.5
     Indemnifying Party . . . . . . . . . . . . . . . . . . . . .8.5
     Intellectual Property Right. . . . . . . . . . . . . . . . .4.20
     Lease-Back Property. . . . . . . . . . . . . . . . . . . . .2.1.(j)
     Leased Real Property . . . . . . . . . . . . . . . . . . . .4.18
     Long-Term Store Lease. . . . . . . . . . . . . . . . . . . .2.1
     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .2.2
     Merger Time. . . . . . . . . . . . . . . . . . . . . . . . .3.1.(h)
     Newco. . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
     90/70% Test. . . . . . . . . . . . . . . . . . . . . . . . .2.1.(c)
     Notice of Alternative Calculation. . . . . . . . . . . . . .2.8.(d)
     Period of Occupation . . . . . . . . . . . . . . . . . . . .4.14
     Preferred Amount . . . . . . . . . . . . . . . . . . . . . .2.3
     Preferred Amount/Cash. . . . . . . . . . . . . . . . . . . .2.3
     Preferred Amount/QFC Shares. . . . . . . . . . . . . . . . .2.3
     Principal Obligor. . . . . . . . . . . . . . . . . . . . . .6.14.(a)
     Property Sold After Signing. . . . . . . . . . . . . . . . .2.9


                  -2-                               Merger Agreement

     QFC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
     QFC SEC Reports. . . . . . . . . . . . . . . . . . . . . . .4.29
     Release. . . . . . . . . . . . . . . . . . . . . . . . . . .4.14
     Shareholder. . . . . . . . . . . . . . . . . . . . . . . . .Preamble
     Spin-Off . . . . . . . . . . . . . . . . . . . . . . . . . .2.1
     Spin-Off Company . . . . . . . . . . . . . . . . . . . . . .2.1
     Spin-Off Employee. . . . . . . . . . . . . . . . . . . . . .2.1.(i)
     Surviving Company. . . . . . . . . . . . . . . . . . . . . .2.2.(b)
     Swing Property . . . . . . . . . . . . . . . . . . . . . . .2.1.(c)
     Swing Receivable . . . . . . . . . . . . . . . . . . . . . .2.1.(c)
     Taxable Transaction Election . . . . . . . . . . . . . . . .2.7
     Underlying Documents . . . . . . . . . . . . . . . . . . . .6.14.(a)

     1.2 GENERAL DEFINITIONS. Each of the following terms, when capitalized, is used herein with the meanings set forth below:

          "Affiliate" of any Person (the "Reference Person") means (i) any Person directly or indirectly controlling, controlled by or under common control with the Reference Person or an Affiliate of the Reference Person, (ii) if the Reference Person is a corporation or similar entity, each member of the Reference Person's board of directors or similar body, (iii) if the Reference Person is a limited liability company or similar entity, each manager of the Reference Person (or holder of a similar office) and (if the Reference Person is member-managed) each member of the Reference Person, (iv) if the Reference Person is a general or limited partnership, each general partner of the Reference Person, (v) if the Reference Person is an estate or trust, each fiduciary of the Reference Person and each beneficiary of the Reference Person,
(vi) if the Reference Person is a natural person, each relative of the Reference Person and any corporation or similar entity of whose board of directors or similar body the Reference Person is a member, (vii) each general or limited partnership of which the Reference Person is a general partner,(viii) each trust or estate of which the Reference Person is a fiduciary or beneficiary and
(ix) each Affiliate of an Affiliate of the Reference Person. For the purpose of this definition, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "AG" means Associated Grocers, Inc.

          "AG Stock" means 20 shares of class A stock and 223,750 shares of class B stock of AG owned of record and beneficially by the Company at the date hereof.

          "AG Stock Agreement" means an agreement by QFC for the benefit of the Shareholders in substantially the form of EXHIBIT C.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Seattle, Washington are not open for business.

          "Common Merger Consideration" means the combination of one or more of cash and QFC Shares into which the Common Shares are converted in the Merger, pursuant to Article 2.

          "Common Share" means each one of 12,830 issued and outstanding shares of common stock, without par value, of the Company, owned of record and beneficially by a Shareholder.

          "Debt" of any Person means (i) all obligations for borrowed money,
(ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (except trade accounts payable, payroll liabilities and deferred revenues arising in the ordinary course of business consistent with past practice), (iv) all obligations as lessee which are capitalized in accordance with GAAP, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such obligations are assumed by such Person, and all
(vi) all Debt of others guaranteed by such Person. The "principal amount" of Debt referred to in clause (iii) means the entire unpaid deferred purchase price. The "principal amount" of Debt referred to in clause (iv) means the amount of such obligation that is capitalized in accordance with GAAP. The "principal amount" of Debt referred to in clauses (v) and (vi) means the principal amount of the Debt of another referred to therein.

          "Election Deadline" means January 14, 1997.

          "Fully Depreciated," when used with respect to any Improvement or item of equipment, means that such Improvement or item has been fully depreciated in accordance with GAAP, so that its book value, net of depreciation, on the Final Balance Sheet is zero.

          "GAAP" means generally accepted accounting principles applied on a basis consistent with that used to prepare the statements at December 31, 1995 included in the Financial Statements.

          "Guaranty" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person.


                  -4-                               Merger Agreement

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          "Improvement" means each store, building, structure, outbuilding, parking lot, pad, improvement and fixture previously or now owned or operated by the Company or located on any Leased Real Property, Swing Property or Excluded Property.

          "Included Property" means all property and assets of the Company (real and personal, tangible and intangible) other then the Excluded Property.

          "Internal Revenue Code" means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

          "Investors Rights Agreement" means an agreement among the Shareholders and QFC in substantially the form of EXHIBIT D.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), result of operations or prospects of the Company or on any property or asset of the Company.

          "Merger Consideration" means the Preferred Merger Consideration and the Common Merger Consideration, in the aggregate.

          "Outside Closing Date" means February 17, 1997, or another date agreed upon by QFC and the Representative Shareholder as the Outside Closing Date.

          "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Pledge Agreement" means an agreement made by the Shareholders for the benefit of QFC in substantially the form of EXHIBIT E, completed as provided in
Section 3.1.(e).



                  -5-                               Merger Agreement

          "Preferred Merger Consideration" means the combination of one or more of cash and QFC Shares into which the Preferred Shares are converted in the Merger, pursuant to Article 2.

          "Preferred Share" means each one of 11,542 issued and outstanding shares of Series A preferred stock, $100 par value per share, of the Company, owned of record and beneficially by a Shareholder.

          "Prepayment Premium" means any premium, penalty or compensation payable upon the repayment of any obligation prior to its stated maturity.

          "QFC Share" means one share of common stock of QFC, $.001 par value per share.

          "RCW" means the Revised Code of Washington, as amended from time to time.

          "Recognized Tax Counsel" means a law or accounting firm, the partners or members of which include highly specialized experts in United States federal income tax law, as reasonably determined by QFC.

          "Relevant Property" means all real property included in the Included Property and the Excluded Property, and each other parcel or item of real property now or previously owned, leased, occupied or used by the Company, any predecessor of the Company or any subsidiary or predecessor of a subsidiary of the Company.

          "Representative Shareholder" means A. Keith Uddenberg.

          "Right of First Refusal" means an agreement between the Spin-Off Company and QFC in substantially the form of EXHIBIT B.

          "Tax" payable by any Person means any tax or governmental charge or assessment imposed on such Person, including without limitation any tax or governmental charge or assessment measured by such Person's net income, gross income, gross receipts or sales; any use, ad valorem, value added, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, alternative or add-on minimum tax or governmental charge or assessment; any withholding of amounts paid to or by such Person on account of any such tax, governmental charge or assessment; and any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any Tax.

          "Transaction Expenses" means costs and expenses paid, incurred or accrued by the Company (whether or not billed or


                  -6-                               Merger Agreement
invoiced before the Closing Date) in connection with the completion of the transactions contemplated hereby, including without limitation (a) fees and expenses of legal advisors, public relations firms and other consultants,
(b) costs incurred in preparing and negotiating this Agreement and related documents and (c) costs and Taxes (including without limitation real estate excise taxes) incurred in completing the Spin-Off.

          "Treasury Regulations" means the regulations promulgated by the Department of Treasury pursuant to the Internal Revenue Code, as published in the Code of Federal Regulations, as amended from time to time.

          "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time.

          "Washington BCA" means the Washington business corporation act, RCW title 23B, as amended from time to time.

                                      ARTICLE 2
                                      THE MERGER

          2.1 THE SPIN-OFF. (a) TRANSACTION. On or before the Closing Date (and in any event before consummation of the Merger), the Company will effect the following transaction (the "Spin-Off"): (i) cause a Washington corporation (the "Spin-Off Company") to be incorporated and organized under the Washington BCA, (ii) transfer the Excluded Property, as defined below, to the Spin-Off Company in exchange for issuance of all of the shares of capital stock of the Spin-Off Company to the Company, (iii) cause the Spin-Off Company to assume the Excluded Liabilities, as defined below, and (iv) distribute to the Shareholders who hold Common Shares all of the shares of capital stock of the Spin-Off Company.

          (b)  EXCLUDED LIABILITIES.  The "Excluded Liabilities" mean
(i) approximately $2,000,000 of Debt of the Company and (ii) such additional Debt and other liabilities of the Company as the Company and QFC (in consultation with their counsel and advisors) reasonably determine may be assumed by the Spin-Off Company as contemplated hereby without adversely affecting the qualification of the Merger for tax-free treatment as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code and the qualification of the Spin-Off for tax-free treatment as a transaction described in Section 355(a)(1) of the Internal Revenue Code, PROVIDED that if the Shareholders make a Taxable Transaction Election, the "Excluded Liabilities" will mean whatever Debt of the Company the Company designates as such by written notice to QFC not later than five Business Days before the Closing Date. The Company will in any event prepare and deliver to QFC a schedule


                  -7-                               Merger Agreement
describing the Excluded Liabilities in reasonable detail not later than two Business Days before the Closing Date.

          (c)  EXCLUDED PROPERTY.

          "Lacey Property," "Port Orchard Property," "Belfair Property" and "Port Townsend Property" have the respective meanings set forth on SCHEDULE 1, and include the real property described therein and the improvements thereon (subject to the limitations, if any, set forth on SCHEDULE 1).

          "Swing Property" means each of the Lacey Property, the Port Orchard Property, the Belfair Property and the Port Townsend Property.

          "Swing Receivable" means each of the following as more fully described under that heading on SCHEDULE 1:

     four promissory notes payable to the Company (respective principal amounts:
     $318,000, $579,000, $50,000 and $225,000); and

     a life insurance policy owned by the Company on the life of A. Keith Uddenberg (cash surrender amount: $271,621);

and the Company's rights thereunder and related thereto, including without limitation the Company's rights under each Guaranty of such Swing Receivable, all security for the obligations to the Company under such Swing Receivable and such Guaranties and all of the Company's rights under each agreement, document or instrument relating to such Swing Receivable or such Guaranties.

          "Excluded Property" means the property and assets of the Company listed under that heading on SCHEDULE 1, the Swing Receivables and the Swing Properties, PROVIDED that the following property and assets of the Company will not be included in the Excluded Property:

          the Lacey Property
          the Port Orchard Property,

and, unless the Shareholders make a Taxable Transaction Election, some or all of the following property and assets of the Company may not be included in the Excluded Property:



                  -8-                               Merger Agreement
          the Belfair Property
          the Port Townsend Property
          one of the Swing Receivables, as designated by QFC another of the Swing Receivables, as designated by QFC another of the Swing Receivables, as designated by QFC another of the Swing Receivables, as designated by QFC the remaining Swing Receivable, as designated by QFC such property and assets being taken out of the Excluded Property in the order listed above until (and only until) the Company and QFC (in consultation with their counsel and advisors) reasonably determine that the following test (the "90/70% Test") is complied with, and would be complied with even if the aggregate fair market value of the Excluded Property were greater, by the Cushion Amount, than the actual aggregate fair market value of the Excluded
Property:

          (i) immediately after the Merger, the fair market value of the assets of the Surviving Company, net of the liabilities of the Surviving Company (not including the Excluded Liabilities), will be at least 90% of the fair market value of the assets of the Company before the Merger Time, net of the liabilities of the Company before the Merger Time (determined as described in Section 2.1.(d) below), and

          (ii) immediately after the Merger, the fair market value of the assets of the Surviving Company will be at least 70% of the fair market value of the assets of the Company before the Merger Time (determined as described in Section 2.1.(d) below).

          "Cushion Amount" means $2,000,000 or such lesser amount (but not less than $1,000,000) as QFC and the Company determine is appropriate in light of the uncertainties associated with ensuring that the 90/70% test is complied with.

          (d) CALCULATION OF 90/70% TEST. For purposes of the 90/70% Test, the assets of the Company before the Merger Time include (A) cash and other assets of the Company used to pay Transaction Expenses, (B) cash and other assets distributed by the Company to its shareholders before the Merger (including without limitation cash and other property delivered to shareholders of the Company in redemption of their Preferred Shares or Common Shares) and (C) the cash and other assets contributed to the Spin-Off Company as described in
Section 2.1. For the purposes of the 90/70% Test, the liabilities of the Surviving Company will not include liabilities of Newco before the Merger Time and the assets of the Surviving Company will not include assets of Newco before the Merger Time.



                  -9-                               Merger Agreement

          (e) VALUES OF SWING PROPERTIES. QFC and the Company will negotiate in good faith in order to agree upon the fair market value of each Swing Property as promptly as reasonably practicable after the date hereof. If QFC and the Company fail to agree on the fair market value of each Swing Property by December 31, 1996, the fair market value will be determined by an appraisal as described in Section 2.1.(h) below. Each fair market value so determined will be conclusive and binding on the parties in determining the Estimated Total Amount and Final Total Amount pursuant to Section 2.3.(a) and in determining whether the 90/70% Test is complied with. If the fair market value of the Swing Properties is determined by appraisal, each of QFC and the Company will bear one-half the cost thereof.

          (f) VALUES OF SWING RECEIVABLES. The fair market value of each Swing Receivable will be the principal amount thereof or the cash surrender value (as the case may be), PROVIDED that if the terms of any Swing Receivable do not provide that it will be due and payable in full on a certain date that is within six months after the Closing Date, then the fair market value of such Swing Receivable will be the present discounted value of the payments to be made on account thereof, calculated using a discount rate of 9.25%. If any Swing Receivable referred to in the foregoing proviso is actually paid in full within six months after the Closing Date, QFC will then pay to the Representative Shareholder (for the account of the Shareholders) the excess (if any) of the principal amount of such Swing Receivable over the fair market value determined pursuant to the foregoing proviso.

          (g) VALUES OF EXCLUDED PROPERTIES. The fair market value of each Excluded Property other than the Swing Properties will be determined by an appraisal as described in Section 2.1.(h) below. Such appraisal may be separate from the appraisal of the Swing Properties (if any) and may be conducted by different appraisers. Each fair market value so determined will be conclusive and binding upon the parties in determining whether the 90/70% Test is complied with.

          (h) APPRAISAL PROCEDURE. If the fair market value of any property is to be determined by appraisal as described herein, such fair market value will be determined by any M.A.I appraiser mutually acceptable to QFC and the Company who is experienced in appraising commercial real estate in the Puget Sound area. If QFC and the Company are unable to agree on such an appraiser by December 31, 1996, each of them will appoint such an appraiser not later than January 8, 1997 and the two appraisers so selected will appoint a third appraiser who meets the requirements described above, and the fair market value will be determined by averaging the fair market value determined by such three appraisers. The parties will supply the appraiser or



                  -10-                              Merger Agreement
appraisers with such information as they may reasonably require.

          (i) EMPLOYEES. The Representative Shareholder will deliver a list of all employees of the Company that are to be employed by the Spin-Off Company not later than the Election Deadline (each, a "Spin-Off Employee"). The employment of each Spin-Off Employee with the Company will terminate on the Closing Date.

          (j) LEASES; RIGHT OF FIRST REFUSAL. On the Closing Date: (A) the Spin-Off Company will lease such of the following (each, a "Lease-Back Property") as are Excluded Properties:

          (i)  the Belfair Property,

          (ii) the Port Townsend Property and

          (iii) the grocery store included in the South Park Villa Shopping Center referred to under "Excluded Properties" on SCHEDULE 1,

to QFC pursuant to one or more leases (each, a "Long-Term Store Lease") in substantially the form of EXHIBIT A and (B) the Spin-Off Company will grant to QFC a right of first refusal with respect to certain Excluded Property, on the terms and conditions set forth in the form of Right of First Refusal attached hereto as EXHIBIT B.

          2.2 THE MERGER. (a) At the Merger Time, the Company will be merged with and into Newco in accordance with the Washington BCA (the "Merger"), whereupon the separate existence of the Company will cease, and Newco will be the surviving corporation. Notwithstanding the preceding sentence, if the Shareholders make a Taxable Transaction Election, QFC may elect that Newco will be merged with and into the Company in accordance with the Washington BCA, whereupon the separate existence of Newco will cease, and the Company will be the surviving corporation.

          (b) From and after the Merger Time, title to all real estate and other property owned by each of Newco and the Company will be vested in the corporation that survives the Merger (the "Surviving Company"), and the Surviving Company will have all liabilities of Newco and the Company, all as provided by the Washington BCA.



                  -11-                              Merger Agreement

          2.3  DETERMINATION OF AMOUNT OF CONSIDERATION.

          (a) "ESTIMATED TOTAL AMOUNT" and "FINAL TOTAL AMOUNT" mean the following amount determined, respectively, based on the Estimated Balance Sheet and the Final Balance Sheet (each of which will be prepared in accordance with Section 2.8.(c)):

          (A)  $65,000,000;

          (B) MINUS the sum of the aggregate principal amount of the Debt of the Company outstanding on the Closing Date (other than Debt included in the Excluded Liabilities), plus the amount of accrued and unpaid interest (or, in the case of a capitalized lease, the portion of rent accounted for as interest) on such Debt of the Company to and including the Closing Date, plus the aggregate amount of all Prepayment Premiums that would be payable if all such Debt of the Company outstanding on the Closing Date were repaid in full on the Closing Date;

          (C) PLUS the total current assets of the Company on the Closing Date, determined in accordance with Section 2.8.(c) (which will not, in any event, include any Swing Receivable, the AG Stock or any part of any Swing Property);

          (D) MINUS the current liabilities of the Company on the Closing Date (other than current liabilities included in clause (B) above), determined in accordance with Section 2.8.(c);

          (E) MINUS the amount of all liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

     (1)  the liabilities referred to in clauses (B) and (D) above;

     (2) other liabilities, if and to the extent disclosed and provided for on the balance sheet of the Company at June 30, 1996 included in the Financial Statements;

     (3) liabilities incurred in the ordinary course of business, consistent with past practice and in compliance with Section 4.9 since June 30, 1996, which in the aggregate are not material to the Company; and

     (4)  liabilities under this Agreement;

          (F) PLUS $11,094,516.60 that being the number of shares of AG Stock times the per-share shareholders' equity



                  -12-                              Merger Agreement
     of AG as of September 30, 1996, as shown on the financial statements of AG at such date;

          (G) PLUS the fair market value (determined as provided in Sections 2.1.(e) and 2.1.(f)) of each Swing Property and Swing Receivable not included in Excluded Property.

          (b) "PREFERRED AMOUNT" means $14,870,318, less the amount of any dividend declared or paid on account of the Preferred Shares after the date hereof.

          (c) "ESTIMATED COMMON AMOUNT" and "FINAL COMMON AMOUNT" mean, respectively, the Estimated Total Amount minus the Preferred Amount and the Final Total Amount minus the Preferred Amount.

          (d)  "PREFERRED AMOUNT/QFC SHARES" means 50% of $11,542,000.

          (e) "PREFERRED AMOUNT/CASH" means the Preferred Amount minus the Preferred Amount/QFC Shares.

          (f) "COMMON AMOUNT/QFC SHARES" means 50% of the Estimated Total Amount minus the Preferred Amount/QFC Shares.

          (g) "COMMON AMOUNT/CASH" means the Final Common Amount minus the Common Amount/QFC Shares.

          2.4  CONVERSION OF SHARES.  At the Merger Time:

          (a) each share of capital stock of the Company held by the Company as treasury stock immediately prior to the Merger Time will be cancelled, and no payment will be made with respect thereof;

          (b) each share of common stock of Newco outstanding immediately prior to the Merger Time will be converted into and become one share of common stock of the Surviving Company and will constitute the only outstanding shares of capital stock of the Surviving Company; and

          (c) each Preferred Share outstanding immediately prior to the Merger Time will, except as otherwise provided in Section 2.4.(a) and unless the Shareholders make a Taxable Transaction Election, be converted into:

          (i) a number of QFC Shares equal to the Preferred Amount/QFC Shares, first divided by $39.075, then divided by the number of Preferred Shares (subject to the adjustment set forth in Section 2.5);



                  -13-                              Merger Agreement

          (ii) the right to receive (at the time and manner, and subject to the conditions and adjustments, set forth in Section 2.6) an amount in cash, without interest, equal to the Preferred Amount/Cash, divided by the number of Preferred Shares; and

          (iii) the number of QFC Shares that are included in the Preferred Merger Consideration pursuant to Section 2.6.(c), divided by the number of Preferred Shares.

          (d) each Common Share outstanding immediately prior to the Merger Time will, except as otherwise provided in Section 2.4.(a) and unless the Shareholders make a Taxable Transaction Election, be converted into:

          (i) a number of QFC Shares equal to the Common Amount/QFC Shares, first divided by $39.075, then divided by the number of Common Shares (subject to the adjustment set forth in Section 2.5);

          (ii) the right to receive (at the time and manner, and subject to the conditions and adjustments, set forth in Section 2.6) an amount in cash, without interest, equal to the Common Amount/Cash, divided by the number of Common Shares; and

          (iii) the number of QFC Shares that are included in the Common Merger Consideration pursuant to Section 2.6.(c), divided by the number of Preferred Shares.

Delivery of Preferred Shares and Common Shares to QFC will be effected, the cash included in the Merger Consideration will be paid, and risk of loss and title to the Preferred Shares and Common Shares will pass, only upon proper delivery of the certificates representing the Preferred Shares and Common Shares to QFC as described in Section 3.1.(f).

          2.5 FRACTIONAL SHARES. No fractional QFC Shares will be issued in the Merger. If a Shareholder would be entitled to receive a fractional QFC Share, such Shareholder will instead receive, in lieu thereof, an amount in cash determined by multiplying $39.075 by the fraction of a QFC Share to which such Shareholder would otherwise have been entitled.

          2.6 PAYMENTS; POST-CLOSING STOCK ADJUSTMENT. (a) Unless the Shareholders make a Taxable Transaction Election, on the Closing Date, QFC will pay to the Representative Shareholder, for the account of the Shareholders, by wire transfer to an account designated by the Representative Shareholder, the amount by which:



                  -14-                              Merger Agreement

     (i) the total amount of cash that would be payable to the Shareholders as part of the Merger Consideration, if such amount were based on the Estimated Balance Sheet, rather than the Final Balance Sheet,

     EXCEEDS:

     (ii) $4,000,000.

          (b) Unless the Shareholders make a Taxable Transaction Election, within 30 days after determination of the Final Common Amount pursuant to
Section 2.8 (whether upon the failure of the Representative Shareholder timely to object to QFC's calculation thereof, upon agreement between QFC and the Representative Shareholder or upon determination by a firm of independent accountants), QFC will pay to the Representative Shareholder, for the account of the Shareholders, by wire transfer to an account designated by the Representative Shareholder, the amount (if any) by which:

     (i) the total amount of cash payable to the Shareholders as part of the Merger Consideration, based on the Final Balance Sheet;

     EXCEEDS:

     (ii) the amount previously paid pursuant to Section 2.6.(a),

subject to the adjustment described in the next subsection.

          (c) If the Shareholders have not made a Taxable Transaction Election and, after making the payment referred to in the preceding subsection, the Closing Market Value (as defined below) of the QFC Shares included in the Merger Consideration would be less than 50% of the sum of such Closing Market Value plus the amount of cash paid pursuant to this Section on and after the Closing
Date:

     (A) the aggregate amount of cash paid pursuant to subsection (b) will be reduced by an amount (the "Cash Reduction Amount") and

     (B) the Merger Consideration will include (in addition to the QFC Shares referred to in Sections 2.4.(c)(i) and 2.4.(d)(i)) a number of QFC Shares equal to the Cash Reduction Amount divided by $39.075, so that the total Closing Market Value of the QFC Shares included in the Merger Consideration is not less than 50% of the sum of such Closing Market Value plus the amount of cash paid pursuant to this Section on or after the Closing Date.



                  -15-                              Merger Agreement

          In allocating the adjustment (if any) required by this Section 2.6.(c) between the Preferred Merger Consideration and the Common Merger Consideration, unless the Shareholders otherwise direct by delivering a joint written notice to QFC on or before the Closing Date: (1) the aggregate amount of cash payable as part of the Preferred Merger Consideration pursuant to subsection (b) will be reduced, and the number of QFC Shares included in the Preferred Merger Consideration will be increased, until either no cash is included in the Preferred Merger Consideration or this Section 2.6.(c) is complied with, and then, if necessary, (2) the aggregate amount of cash payable as part of the Common Merger Consideration pursuant to subsection (b) will be reduced, and the number of QFC Shares included in the Common Merger Consideration will be increased, until this Section 2.6.(c) is complied with.

          The "Closing Market Value" of each QFC Share will be equal to the average closing price per share of the QFC Shares (as reported on the National Market System of the National Association of Securities Dealers) for the five trading days preceding the Closing Date.

          (d) Within 30 days after determination of the Final Common Amount pursuant to Section 2.8, the Shareholders jointly and severally agree that they will return to QFC, by wire transfer to an account designated by QFC, the amount (if any) by which:

     (i) the amount previously paid pursuant to Section 2.6.(a) or Section 2.7, as the case may be;

     EXCEEDS:

     (ii) the total amount of cash payable to the Shareholders as part of the Merger Consideration, based on the Final Balance Sheet.

          2.7 TAXABLE TRANSACTION ELECTION. If the Shareholders so elect (which election would be a "Taxable Transaction Election" as defined herein), by delivering to QFC a joint written notice to such effect executed by each Shareholder not later than 9:00 am (Seattle time) on the Closing Date, then:

          (a)  CONVERSION OF SHARES.  At the Merger Time:

     (i) each Preferred Share outstanding immediately prior to the Merger Time will, except as otherwise provided in Section 2.4.(a), be converted into the right to receive (at the time and manner, and subject to the conditions and adjustments, set forth in this Section below) an



                  -16-                              Merger Agreement
          amount in cash, without interest, equal to the entire Preferred Amount, divided by the number of Preferred Shares; and

     (ii) each Common Share outstanding immediately prior to the Merger Time will, except as otherwise provided in Section 2.4.(a), be converted into the right to receive (at the time and manner, and subject to the conditions and adjustments, set forth in this Section below) an amount in cash, without interest, equal to the entire Final Common Amount, divided by the number of Common Shares.

          (b) CLOSING DATE PAYMENT. On the Closing Date, QFC will pay to the Representative Shareholder, for the account of the Shareholders, by wire transfer to an account designated by the Representative Shareholder, the amount by which:

     (i) the total amount of cash that would have been payable to the Shareholders as part of the Merger Consideration, if the Shareholders had not made a Taxable Transaction Election, and if such amount were based on the Estimated Balance Sheet, rather than the Final Balance Sheet,

     EXCEEDS:

     (ii) $4,000,000.

          (c) ADDITIONAL CASH PAYMENT. On the twentieth Business Day after the date the Shareholders deliver to QFC a Taxable Transaction Election (or, if later, on the Closing Date), QFC will pay to the Representative Shareholder, for the account of the Shareholders, by wire transfer to an account designated by the Representative Shareholder, the amount by which:

     (i)  the Estimated Total Amount;

     EXCEEDS:

     (ii) the sum of the amount paid on the Closing Date pursuant to
          Section 2.7.(b) plus $4,000,000.

          (d) FINAL CASH PAYMENT. Within 30 days after determination of the Final Common Amount pursuant to Section 2.8 (whether upon the failure of the Representative Shareholder timely to object to QFC's calculation thereof, upon agreement between QFC and the Representative Shareholder or upon determination by a firm of independent



                  -17-                              Merger Agreement
     accountants), QFC will pay to the Representative Shareholder, for the account of the Shareholders, by wire transfer to an account designated by the Representative Shareholder, the amount (if any) by which:

     (i)  the Final Total Amount,

     EXCEEDS:

     (ii) the aggregate amount previously paid pursuant to Sections 2.7.(b) and 2.7.(c).

          2.8 ESTIMATED AND FINAL BALANCE SHEETS. (a) Not later than the Business Day preceding the Closing Date and not earlier than the fifth Business Day preceding the Closing Date, the Company will prepare in accordance with
Section 2.8.(c), and deliver to QFC, an estimated balance sheet of the Surviving Company as of the close of business on the Closing Date and a certificate based on such balance sheet setting forth the Company's calculation of the Final Total Amount (such balance sheet, and such certificate, together, the "Estimated Balance Sheet").

          (b) The Shareholders jointly and severally agree that they will, as promptly as practicable after the Closing Date, and in any event within 60 days after the Closing Date, prepare in accordance with Section 2.8.(c), and deliver to QFC, a balance sheet of the Surviving Company as of the close of business on the Closing Date and a certificate, signed by the Representative Shareholder, based on such balance sheet and setting forth the Shareholders' calculation of the Final Total Amount (such balance sheet, and such certificate, together, the "Final Balance Sheet"). QFC will reimburse the Shareholders for the reasonable compensation payable to personnel that the Shareholders are required to employ in order to prepare the Final Balance Sheet.

          (c) The Estimated Balance Sheet and the Final Balance Sheet will be prepared in accordance with GAAP and the next sentence (whether or not the next sentence is consistent with GAAP). The Estimated Balance Sheet and the Final Balance Sheet will: (i) reflect the effect of the Spin-Off, the Merger and the other transactions contemplated hereby (but will not reflect any benefits to the Company expected or contemplated after the Merger as a result of the Merger and other transactions contemplated hereby); (ii) not include the Excluded Properties as assets of the Company; (iii) not include the Excluded Liabilities as liabilities of the Company; (iv) use reasonable methods for pro-ration of periodic expenses and income (such as rent, Taxes, assessments and utility charges), including them as current liabilities or assets, as the case may be;
(v)reflect the payment of any dividend on the Preferred Shares paid or to be


                  -18-                              Merger Agreement
paid to any Person who held such shares before the Closing Date;(vi) reflect the payment of all Transaction Expenses paid on or before the Closing Date, and include in current liabilities all Transaction Expenses incurred but not paid on or before the Closing Date; (vii) include in current liabilities the effect on the Company of any Tax incurred through the Closing Date or as a result of the transactions contemplated hereby; (viii) not include the Right of First Refusal as an asset of the Company; (ix) reflect the accrual of rent for all periods before the Closing Date in accordance with generally accepted accounting principles, as described in Section 4.8.(b) (though inconsistent with the method of accrual used to prepare the Financial Statements), (x) treat as inventory supplies purchased by the Company that are incorporated into a product that is sold at retail (such as, without limitation, packaging, but excluding maintenance supplies and supplies associated with the operation of stores) in accordance with generally accepted accounting principles (though inconsistent with the basis on which the Financial Statements were prepared), (xi) be prepared using the "first in first out" method for valuing inventory in accordance with generally accepted accounting principles (on a basis consistent with that used to prepare the December 31, 1995 statements included in the Financial Statements, including without limitation, using the percentages off retail used in such statements, but on a "first in first out" basis) and
(xii) NOT reflect the effect of the sale of any Property Sold After Signing, but be prepared as if each such sale had not occurred at the time of the Estimated Balance Sheet and the Final Balance Sheet. Without limiting the generality of clause (xii) of the preceding sentence, the Estimated Balance Sheet and the Final Balance Sheet will (A) include in current assets all of the current assets sold in any sale of Property Sold After Signing, (B) not include in current assets the proceeds of any sale of a Property Sold After Signing,(C) include as Debt any Debt repaid with the proceeds of a sale of a Property Sold After Signing and (D) not reflect the payment or accrual of any expenses incurred by the Company in completing each sale of a Property Sold After Signing in accordance with terms of such sale (including without limitation federal income taxes on the gain recognized by the Company upon such sale, real estate excise and other Taxes incurred, and other expenses incurred in accordance with the terms of such sale).


          (d) If QFC disagrees with the Shareholders' calculation of Final Total Amount, QFC may from time to time give to the Representative Shareholder notice of such alternative calculation (the "Notice of Alternative Calculation"), which will (i) set forth QFC's calculation of the Final Total Amount, (ii) explain each item and amount with which QFC disagrees and (iii) set forth a proposed alternate amount. The Notice of


                  -19-                              Merger Agreement

Alternative Calculation, if any, will be delivered to the Representative Shareholder within 30 days after QFC receives the Final Balance Sheet.

          (e) If a Notice of Alternative Calculation shall be delivered as described in Section 2.8.(d), the parties will use their best efforts to reach agreement on the disputed items or amounts in order to agree thereupon. Any such amount agreed upon by QFC and the Representative Shareholder will be conclusive and binding upon all parties hereto.

          (f) If QFC and the Representative Shareholder are not able to reach agreement as to the amount of the Final Total Amount within 60 days after the Representative Shareholder's receipt of a Notice of Alternative Calculation, then Deloitte & Touche will determine the Final Total Amount, which determination will be binding upon all parties hereto. The parties will bear their own costs and expenses associated with a disagreement resolved pursuant to this subsection, and the cost of such accountants' review and determination will be borne one-half by QFC and one-half by the Shareholders (jointly and severally).

          2.9 SALES OF STORES TO AG AND OTHERS. (a) The parties acknowledge that certain of the leases listed on SCHEDULE 4.18 provide that AG, as lessor, is entitled to a right of first refusal with respect to the property leased to the Company under such lease, even to other members of AG (each such right of first refusal, an "AG Right of First Refusal"). The Company will report to AG, as the purchase price hereunder for the respective properties subject to the AG Rights of First Refusal, an allocation of a portion the Merger Consideration in accordance with QFC's written instructions. If AG exercises any AG Right of First Refusal, the Company will perform its obligations thereunder, including without limitation its obligation to sell the property subject to the AG Right of First Refusal to AG in accordance with the AG Right of First Refusal. Any such sale will take place either before the Closing Date, or on the Closing Date, but in any event before the Merger Time. If the conditions to any party's obligation to consummate the Merger will not be satisfied on the scheduled Closing Date because such sale has not taken place, such party may designate a Closing Date later than the scheduled Closing Date as provided in Section 3.1.

          (b) The Company will, as directed by QFC in writing, sell one or more of the Included Properties to such Persons and on such terms (and only such terms) as QFC may direct. Each such sale will take place on the Closing Date (but in any event before the Merger Time) or (subject to the consent of the Company, which will not unreasonably be withheld) before the Closing Date.



                  -20-                              Merger Agreement

          (c) Each Included Property that is sold to AG or any other Person pursuant to subsection (a) above on or before the Closing Date is referred to herein as a "Property Sold After Signing." The Company will hold all of the proceeds of each sale of a Property Sold After Signing in the same form received, and will not apply any such proceeds to pay any expenses or liabilities of the Company, PROVIDED that the Company will repay Debt secured by the Property Sold After Signing, if and to the extent required to do so by the terms of such Debt and, to the extent necessary to complete such sale, the Company will pay expenses associated with such sale in accordance with the terms of such sale. The Estimated Total Amount and Final Total Amount will be adjusted as set forth in Section 2.3.(a) to account for the sale of the Properties Sold After Signing.

          2.10 THE SURVIVING COMPANY. (a) At the Merger Time, the articles of incorporation of the Surviving Company will continue to be (or will be amended so that they are) substantially the same as the articles of incorporation of Newco in effect at the Merger Time.

          (b) At the Merger Time, the bylaws of the Surviving Company will continue to be (or will be amended so that they are) substantially the same as the bylaws of Newco in effect at the Merger Time.

          (c) From and after the Merger Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Newco at the Merger Time will be the directors and officers of the Surviving Company.

                                      ARTICLE 3
                            CLOSING; CONDITIONS PRECEDENT

          3.1 CLOSING. The "Closing Date" will be a Business Day on or before the Outside Closing Date agreed upon by QFC and the Representative Shareholder or, if they fail so to agree, the Outside Closing Date, PROVIDED that, if on or before the Closing Date one or the other of QFC or the Representative Shareholder reasonably determines that it (the "Performing Party") will satisfy the conditions to the obligation of the other (the "Nonperforming Party") to consummate the Merger on the scheduled Closing Date, but that the Nonperforming Party will not satisfy the conditions to the obligation of the Performing Party to consummate the Merger on the scheduled Closing Date, then the Performing Party may designate (but will have no obligation so to designate) as the "Closing Date" a later day, not more than 60 days after the Outside Closing Date, that the Performing Party determines is the earliest practicable day on which such conditions will be satisfied and PROVIDED further, that the


                  -21-                              Merger Agreement

"Closing Date" may, in any event, be any day agreed to by QFC and the Representative Shareholder.

          At a closing to be held at the offices of Bogle & Gates P.L.L.C. in Seattle, Washington, on the Closing Date:

          (a) LEASES. The Company and the Shareholders will cause the Spin-Off Company to execute and deliver to QFC one or more Long-Term Store Leases in substantially the form of EXHIBIT A, covering such of the Lease-Back Properties as are Excluded Properties. QFC will execute and deliver to the Spin-Off Company Long-Term Store Leases in substantially the form of EXHIBIT A, covering such of the Lease-Back Properties as are Excluded Properties.

          (b) RIGHT OF FIRST REFUSAL. The Company and the Shareholders will cause the Spin-Off Company to execute and deliver, to QFC (or, at QFC's option, the Surviving Company), and QFC (or at QFC's option, the Surviving Company) will execute and deliver to the Spin-Off Company, the Right of First Refusal in substantially the form of EXHIBIT B.

          (c) AG STOCK AGREEMENT. QFC will execute and deliver to the Shareholders the AG Stock Agreement in substantially the form of EXHIBIT C.

          (d) INVESTORS RIGHTS AGREEMENT. Each Shareholder will execute and deliver to QFC, and QFC will execute and deliver to the Shareholders, the Investors Rights Agreement in substantially the form of EXHIBIT D, unless no QFC Shares are included in the Merger Consideration.

          (e) PLEDGE OF QFC SHARES. Each Shareholder will execute and deliver to QFC a Pledge Agreement in substantially the form of EXHIBIT E and perform all of such Shareholder's obligations to be performed thereunder on or before the Closing Date. The initial "Minimum Collateral Value" specified in Section 2(b) of each Shareholder's Pledge Agreement will be a dollar figure designated by the Representative Shareholder by written notice to QFC not later than the close of business on the Business Day preceding the Closing Date, which Minimum Collateral Values will, in the aggregate, not be less than $4,000,000. If the Representative Shareholder fails so to designate the Minimum Collateral Value to be included in each Pledge Agreement or designates Minimum Collateral Values that are, in the aggregate, less than $4,000,000, QFC will designate the "Minimum Collateral Value" specified in Section 2(b)(i) of each Shareholder's Pledge Agreement.

          (f) SURRENDER OF SHARES. Each Shareholder will surrender to QFC the certificate or certificates representing the


                  -22-                              Merger Agreement

Preferred Shares and Common Shares held by it, duly endorsed or accompanied by stock powers duly endorsed in blank with signatures appropriately guaranteed.

          (g) MERGER CONSIDERATION. QFC will pay to the Representative Shareholder, for the account of each Shareholder, the amount of cash (if any) payable on the Closing Date pursuant to Section 2.6.(a). QFC will deliver to the Representative Shareholder, for the account of each Shareholder, certificates representing the QFC Shares (if any) to be delivered as part of the Merger Consideration, registered in the name of the respective Shareholders.

          (h) ARTICLES OF MERGER. On the Closing Date (or, if not reasonably practicable, on the following Business Day), the Company and Newco will file with the Secretary of State of the State of Washington articles of merger complying with RCW 23B.11.050 and will make all other filings and take all other actions required by the Washington BCA in connection with the Merger. The Merger will become effective at the "Merger Time," which is the time at which such articles of merger are duly filed with the Secretary of State of the State of Washington.

          (i) FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger. At and after the Merger Time, the officers and directors of the Company and Newco will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

          3.2 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of QFC, Newco, the Company and each Shareholder to consummate the Merger are subject to the satisfaction (or joint written waiver by QFC, the Company and the Representative Shareholder) of the following conditions precedent on the Closing
Date:

          (a) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (b) any applicable waiting period under the Hart-Scott-Rodino Act relating to the Merger shall have expired or been terminated;



                  -23-                              Merger Agreement

          (c) no proceeding seeking to prohibit the Merger shall have been instituted by any Person other than a party hereto before any court, arbitrator or governmental body, agency or official and be pending; and

          (d) the Merger qualifies for tax-free treatment as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (unless the Shareholders have made a Taxable Transaction Election).

          3.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The obligation of the Company and the Shareholders to consummate the Merger are subject to the satisfaction (or written waiver by the Company and the Representative Shareholder) of the following further conditions precedent on the Closing Date:

          (a) tender by QFC and Newco of the payment and the documents required to be delivered by them pursuant to Section 3.1;

          (b) QFC and Newco shall have performed in all material respects all of their respective obligations hereunder required to be performed on or before the Closing Date;

          (c) the representations and warranties of QFC and Newco contained in this Agreement and in any certificate or other writing delivered by QFC pursuant hereto shall be true in all material respects;

          (d) receipt by the Company and the Representative Shareholder of a certificate of an officer of QFC as to the satisfaction of the conditions set forth in clauses (b) and (c) above;

          (e) receipt by the Company and the Representative Shareholder of an opinion, addressed to the Shareholders, of Bogle & Gates P.L.L.C., counsel for QFC, in substantially the form of EXHIBIT F; and

          (f) receipt by the Company of all documents it may reasonably request relating to the existence, good standing and status of QFC and Newco and the authority of the Persons executing this Agreement and other documents on behalf of QFC and Newco.

          3.4 CONDITIONS TO OBLIGATIONS OF QFC AND NEWCO. The obligations of QFC and Newco to consummate the Merger are subject to the satisfaction (or written waiver by QFC) of the following further conditions precedent on the Closing Date:



                  -24-                              Merger Agreement

          (a) tender by the Company, the Spin-Off Company and the Shareholders of the documents required to be delivered by them pursuant to Section 3.1;

          (b) QFC shall not have determined, based on the results of its investigation of environmental matters related to the Company and the Relevant Properties (including without limitation the Company's compliance with Environmental Laws and potential liabilities of the Company pursuant to Environmental Laws) performed by QFC's officers, attorneys, accountants and other representatives, that there is a material likelihood that any liability or liabilities exist or will arise relating to the environmental matters so investigated that, in the aggregate, exceed $100,000;

          (c) the Company and the Shareholders shall have performed in all material respects all of their respective obligations hereunder required to be performed on or before the Closing Date (including without the limitation their obligation to complete the Spin-Off pursuant to
     Section 2.1);

          (d) the representations and warranties of the Company and the Shareholders contained in this Agreement, the Long-Term Store Leases, the Investors Rights Agreement and the Pledge Agreements and in any certificate or other writing delivered by the Company or any Shareholder pursuant hereto shall be true in all material respects;

          (e) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation of the business of the Company after the Merger Time;

          (f) receipt by QFC of certificates of the Representative Shareholder and an officer of the Company as to the satisfaction of the conditions set forth in clauses (b) through (d) above;

          (g) receipt by QFC of an opinion of McGavick Graves, counsel for the Company and the Spin-Off Company and special counsel for the Shareholders, in substantially the form of EXHIBIT G;

          (h) receipt by QFC of an opinion of Bogle & Gates P.L.L.C. addressed to QFC and in form and substance reasonably acceptable to QFC, as to:
     (i) the tax consequences of the Merger, including an opinion to the effect that the Merger qualifies for tax-free treatment as a



                  -25-                              Merger Agreement
     reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (unless the Shareholders have made a Taxable Transaction Election, in which case such opinion will include an opinion to the effect that the Company will not recognize any taxable income or gain in the Merger under the Internal Revenue Code) and (ii) the tax consequences of the Spin-Off, including an opinion that the Spin-Off qualifies for tax-free treatment as a transaction described in Section 355(a)(1) of the Internal Revenue Code; and receipt by QFC of a certificate of an officer of the Company as to such factual matters as Bogle & Gates P.L.L.C. reasonably determines are necessary in order to enable it render such an opinion;

          (i) receipt by QFC of a certificate of each Shareholder as required by Section 1445 of the Internal Revenue Code; and

          (j) receipt by QFC of all documents it may reasonably request relating to the existence, good standing and status of the Company and the Spin-Off Company and the authority of the Persons executing this Agreement and other documents on behalf of the Company, the Spin-Off Company and the Shareholders.

                                      ARTICLE 4
                            REPRESENTATIONS OF THE COMPANY
                                 AND THE SHAREHOLDERS

          The Company and each of the Shareholders jointly and severally represent and warrant to QFC, on the date hereof and on the Closing Date, as follows:

          4.1 CORPORATE EXISTENCE AND POWER. (a) The Company is a corporation duly incorporated, validly existing and qualified to transact business in the corporate form under the laws of the State of Washington, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company has heretofore delivered to QFC true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

          (b) Each Shareholder that executes this Agreement or sells Preferred Shares or Common Shares hereunder as a trustee has all fiduciary powers (pursuant to the instruments and agreements establishing such trust and applicable law) required to execute, deliver and perform this Agreement, the Investors Rights Agreement and the Pledge Agreement to which it is a party, as such a trustee, executor or personal representative.



                  -26-                              Merger Agreement

          4.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger are within the Company's corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The execution, delivery and performance by each Shareholder that executes this Agreement as a trustee and the consummation by each such Shareholder of the Merger are within such Shareholder's fiduciary powers and have been duly authorized by all necessary trustee, beneficiary and other legal action. The Company's board of directors has adopted, approved and unanimously recommended to the Company's shareholders this Agreement and the Merger. The Shareholders have unanimously approved this Agreement and the Merger. This Agreement constitutes a valid and binding agreement of the Company and each Shareholder.

          4.3 GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (i) compliance with the applicable requirements of the Hart-Scott-Rodino Act and expiration or early termination of the waiting period thereunder; (ii) compliance with the applicable notice requirements of the WARN Act; (iii) the filing of articles of merger in accordance with Section 3.1.(h); (iv) actions or filings necessary in connection with licenses, franchises, permits and other similar authorizations that might be terminated or become terminable, as indicated in SCHEDULE 4.17 and
(v) compliance with the notice requirement of any license, franchise, permit or other similar authorization listed in SCHEDULE 4.17.

          (b) No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which the Company is a party or by which it or any Relevant Property or other asset of the Company is bound (other than any agreement with respect to Debt of the Company that QFC has advised the Company will be repaid immediately on consummation of the Merger) is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger, except (on the date hereof, but not on the Closing Date) as set forth in
SCHEDULE 4.3.

          4.4 NON-CONTRAVENTION. The execution, delivery and performance by the Company and each Shareholder of this Agreement and the consummation by the Company of the Merger do not and will not, assuming compliance with the matters referred to in Section 4.3, (i) contravene or conflict with the articles of incorporation or bylaws of the Company; (ii) contravene or


                  -27-                              Merger Agreement
conflict with the trust agreement or any other instrument or agreements establishing the trust in which any Shareholder holds any Preferred Shares or Common Shares as trustee; (iii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Shareholder;
(iv) contravene or conflict with, constitute a violation of or a default under, give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any provision of any agreement, contract or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company; (v) contravene or conflict with or constitute a violation of any provision of any agreement, contract or other instrument binding upon any Shareholder or (vi) result in the creation or imposition of any Lien on any asset of the Company.

          4.5 TITLE. Each Shareholder owns (and, at the Merger Time, QFC will own), legally, beneficially and of record, the number of Preferred Shares or Common Shares (as the case may be) set forth opposite such Shareholder's name on
SCHEDULE 4.5, subject to no Liens. All of the Preferred Shares and Common Shares owned by each Shareholder have been duly authorized and validly issued and are fully paid and non-assessable. No Shareholder has granted any proxy or power of attorney with respect to the Preferred Shares or the Common Shares, has not agreed to sell any of the Preferred Shares or Common Shares, has not granted any option or right to acquire the Preferred Shares or Common Shares and is not a party to any shareholder or voting agreement with respect to the Preferred Shares or Common Shares, except as set forth on SCHEDULE 4.5.

          4.6 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000 shares of common stock, without par value, and 50,000 shares of preferred stock, $100 par value per share. Other than the Preferred Shares, no shares of preferred stock of the Company are authorized or have been designated. The Preferred Shares and the Common Shares are issued and outstanding. Other than the Preferred Shares and the Common Shares, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, or obligations of the Company to issue, deliver, repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (whether or not now exercisable).



                  -28-                              Merger Agreement

          4.7 TAX-RELATED REPRESENTATIONS. (a) No Shareholder has any present plan, intention or arrangement to dispose of any of the QFC Shares to be delivered to it in the Merger (if any).

          (b) Immediately before the Merger Time, the Company will have no liabilities (including without limitation any liabilities enforceable against assets of the Company, whether or not entitled to full recourse against all assets of the Company) other than liabilities incurred by the Company in the ordinary course of its business.

          (c) No Shareholder received any of the Shares held by it except by purchase, in exchange for fair consideration, or by BONA FIDE gift from a relative (or, in the case of a Shareholder who is a trust, from a relative of the beneficiary of such Shareholder). No Shareholder received any of the Shares held by it as compensation for the performance of services by such Shareholder or any Affiliate of such Shareholder. Each Shareholder has held its Shares as a capital asset for more than one year.

          (d) On the Closing Date each factual statement included in the certificate of an officer of the Company relied upon in the opinion referred to in Section 3.4.(h), and each factual assumption stated in such opinion, is true and correct in all respects.

          (e) The Company has no present plan, intention or arrangement to dispose of any Excluded Property or Swing Property that will be subject to the Right of First Refusal or any Long-Term Store Lease, except to the Spin-Off Company in the Spin-Off. Neither the Spin-Off Company nor any Shareholder has any present plan, intention or arrangement to dispose of any Excluded Property or Swing Property that will be subject to the Right of First Refusal or any Long-Term Store Lease.

          4.8 FINANCIAL STATEMENTS. (a) The audited balance sheet, statement of operations and statement of changes in shareholders' equity of the Company at December 31, 1995 and for the fiscal year of the Company then ended, and the unaudited balance sheet, statement of operations and statement of changes in shareholders' equity of the Company at June 30, 1996 and for the six months then ended, all of which have been delivered to QFC before the date hereof (the "Financial Statements"), fairly present, in accordance with GAAP (except as described in subsection (b) below), the financial position of the Company as of the respective dates thereof and the results of operations for the respective periods then ended (except, in the case of the June 30, 1996 statements, for normal year-end adjustments and adjustments required to account for inventory on a "last in first out" basis rather than a "first in first out" basis). The


                  -29-                              Merger Agreement
store-by-store statements of operations for each store included in the Included Property for the nine months ended September 30, 1996, which have been delivered to QFC before the date hereof, fairly present the results of operations of each such store for the nine months then ended. The unaudited balance sheet, statement of operations and statement of changes in shareholders' equity of the Company at September 30, 1996 and for the nine months then ended, when delivered to QFC in accordance with Section 6.3, will fairly present, in accordance with GAAP (except as described in subsection (b) below), the financial position of the Company as of the date thereof and the results of operations for the nine months then ended, and will reflect all year-end adjustments, even though such adjustments ordinarily, customarily or typically would not be reflected on interim financial statements (but using estimated LIFO reserves to convert such statements from a "first in first out" basis to a "last in first out" basis).

          (b) The Company is the lessee under certain real property leases, which have been disclosed to QFC before the date hereof, which provide for scheduled increases in the rent payable by the Company thereunder. The financial statements referred to in subsection (a) above were not prepared in accordance with generally accepted accounting principles in that rent under such leases was accrued for particular periods based on the rent actually payable under such leases for such periods, while generally accepted accounting principles require that such rent to be accrued in earlier, lower-rent periods at a rate higher than the rate at which rent becomes payable during such periods. The effect of adjusting the financial statements to reflect the accruals in accordance with generally accepted accounting principles has been disclosed to QFC before the date hereof.

          (c) As of the time delivered to QFC, the Estimated Balance Sheet fairly presents, in accordance with Section 2.8.(c), the Company's best estimate of the financial position of the Surviving Company as of the close of business on the Closing Date. Neither the Company nor any Shareholder is aware, as of the time the Estimated Balance Sheet is delivered to QFC or on the Closing Date, of any fact or information that would lead it to believe that the Estimated Balance Sheet is incorrect or misleading in any material respect.

          4.9 ABSENCE OF CERTAIN CHANGES. Since June 30, 1996, except for the Spin-Off, the Company has conducted its business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;



                  -30-                              Merger Agreement

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption, retirement or acquisition by the Company of any of its capital stock, options, warrants or rights to acquire its capital stock, or other securities of, or other ownership interests in, the Company, except for the declaration and payment of not more than $4,000,000 of dividends with respect to the Preferred Shares as required by the articles of incorporation of the Company, so long as such dividend is paid in full on or before the Closing Date

          (c) any amendment of any term of any outstanding security of the Company;

          (d) any incurrence, assumption or Guaranty by the Company of any Debt, other than Debt incurred in connection with a property sometimes referred to as the "Bethel property," as reflected on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet (the "Bethel Debt");

          (e) any creation or assumption by the Company of any Lien other than Liens securing the Bethel Debt and Liens arising in the ordinary course of business consistent with past practice that (i) do not secure Debt,(ii) do not secure any obligation other than real estate taxes not yet due and payable, or other obligations in an amount not exceeding $25,000 in the aggregate and (iii) do not in the aggregate materially detract from the value of the Company's assets or materially impair the use thereof in the operation of its business;

          (f) any making or acquisition of any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise, other than demand deposits and short-term cash investments made in the ordinary course of business consistent with past practice;

          (g) any prepayment by the Company of any expense, including without limitation any rent under any lease or any insurance premium, except in the ordinary course of business consistent with past practice;

          (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;



                  -31-                              Merger Agreement

          (i) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practice;

          (j) any change in any method of accounting or accounting practice by the Company;

          (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policy or employment agreement or
     (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company (other than routine periodic pay increases made in the ordinary course of business and consistent with past practice and except as described in clause (iii) of
     Section 4.9.(i) above); or

          (l) any labor dispute, other than routine, immaterial individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company.

          4.10 NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

          (a) liabilities disclosed or provided for on the balance sheet of the Company at June 30, 1996 included in the Financial Statements;

          (b) liabilities incurred in the ordinary course of business, consistent with past practice and in compliance with Section 4.9 since June 30, 1996, which in the aggregate are not material to the Company; and

          (c)  liabilities under this Agreement.



                  -32-                              Merger Agreement

          4.11 LITIGATION. SCHEDULE 4.11 sets forth a list of every action, suit, investigation or proceeding pending (or, to the knowledge of the Company, threatened) against or affecting the Company, its business, any Included Property, any Swing Property or any of its other properties or assets before any court or arbitrator or any governmental body, agency or official (including without limitation any matter brought by or on behalf of an employee, prospective employee, former employee, retiree, labor organization or other representative of any employee of the Company). Except as indicated in SCHEDULE 4.11, none of the matters described therein, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

          4.12 INSURANCE COVERAGE. (a) The Company has furnished to QFC a list of, and true and complete copies of, all insurance policies and fidelity bonds covering any Included Property, any Swing Property or any of the assets, properties, business, operations, employees, officers and directors of the Company, a summary of which is set forth in SCHEDULE 4.12. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms and conditions of all such policies and bonds. Except as set forth in SCHEDULE 4.12, such policies of insurance and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since January 1, 1991 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the business conducted by the Company.

          (b) The Company does not know of any threatened termination of any of such policy or bond, or any planned premium increase, or any claim, loss, event, occurrence or situation which might reasonably be expected to give rise before or after the Merger Time to any premium increase, with respect to any such policy or bond.

          4.13 COMPLIANCE WITH LAWS. The Company is not in violation of, and has not since January 1, 1991 violated, any law, statute, rule, ordinance or regulation (including without limitation any Environmental Law, Building Law or any law, agreement, contract or policy precluding discrimination in employment or the wrongful or improper discharge of employees), or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Company or the Relevant Property (and the Company has not been


                  -33-                              Merger Agreement
threatened to be charged with or given notice of any such violation, and is not, to its knowledge, under investigation with respect to any such violation), except such violations as have not had, and are not reasonably expected to have, in the aggregate, a Material Adverse Effect.

          4.14 ENVIRONMENTAL MATTERS.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 - 9675, and as otherwise amended from time to time.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to the environment, the protection of the environment or emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including without limitation into air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof, including without limitation CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Washington State Environmental Policy Act of 1971, the Washington State Hazardous Waste Management Act, the Washington State Waste Cleanup -- Model Toxics Control Act, the Washington State Water Pollution Control Act, the Washington State Clean Air Act and the Washington State Industrial Safety and Health Act, in each case as amended from time to time.

          "Hazardous Substance" mean any and all pollutants, contaminants, asbestos, urea formaldehyde, polychlorinated biphenyls, petroleum, petroleum products, natural gas, natural gas liquids, liquified natural gas, synthetic gas, chemicals and industrial, toxic, radioactive or hazardous substances, materials or wastes.

          "Period of Occupation" of each Relevant Property means each period of time during which the Company owned, leased, occupied, operated or used each Relevant Property, or conducted any activity or business on such Relevant Property.

          Except as set forth in SCHEDULE 4.14:



                  -34-                              Merger Agreement

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending, or to the knowledge of the Company or any Shareholder threatened, by any government or other entity
(i) with respect to any alleged violation by the Company of any Environmental Law or (ii) with respect to any alleged failure of the Company to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or
(iii) with respect to any generation, treatment, storage, recycling, transportation, disposal, release (including a release as defined in either or both of 42 USC Section 9601(22) or RCW 70.105D.020(19)) or threatened release ("Release") of any Hazardous Substance.

          (b)  During all Periods of Occupation of each Relevant Property:

          (i) the Company has not caused any polychlorinated biphenyls, urea formaldehyde or asbestos to be present at such Relevant Property, or permitted any such Hazardous Substances known by it to be present to remain present at such Relevant Property;

          (ii) the Company has not installed or used any underground storage tanks at such Relevant Property, or permitted any such storage tanks known by it to be present, whether active or abandoned, to remain present at such Relevant Property;

          (iii) there has been no Release or threatened Release of a Hazardous Substance at, on, to or under such Relevant Property and

          (iv) the Company has not caused any Hazardous Substance to be present (or permitted any Hazardous Substance known by it to be present to remain present) in a reportable or threshold planning quantity (where such a quantity has been established by any Environmental Law) at, on or under such Relevant Property.

          (c) To the Company's knowledge, at all times (including without limitation times other than the Periods of Occupation):

          (i) no polychlorinated biphenyls, urea formaldehyde or asbestos is or has been present at such Relevant Property;



                  -35-                              Merger Agreement

          (ii) there are or have been no underground storage tanks, whether active or abandoned, at such Relevant Property;

          (iii) there neither is nor has been any Release or threatened Release of a Hazardous Substance at, on, to or under such Relevant Property and

          (iv) no Hazardous Substance is or has been present in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law, at, on or under such Relevant Property.

          (d) The Company has not generated, transported, disposed of or arranged for the transportation or disposal (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up or which is the subject of any federal, state or local enforcement action or other investigation which may lead to any claim for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

          (e) No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of the Company and no Relevant Property (or any part thereof) is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or any similar state list of sites requiring investigation or clean-up.

          (f) There are no environmental Liens on any Relevant Property or any asset of the Company, and no government actions have been taken or are in process which give raise to such a Lien. The Company would not be required to place any notice or restriction relating to the presence of Hazardous Substances at any Relevant Property in any deed to such property.

          (g) There have been no environmental investigations, studies, audits, tests, reviews, data or other analyses conducted by or for the Company or any Shareholder, or that are in the possession of the Company or any Shareholder, which concern or relate to the Relevant Property and which have not been delivered to QFC prior to the date hereof.

          4.15 BUILDING LAWS.

          "Building Laws" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions,


                  -36-                              Merger Agreement
orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to zoning, planning, subdivision, building, access, preservation, fire safety and safety generally, including without limitation the Americans with Disabilities Act of 1990, in each case as amended from time to time.

          No notice, notification, demand, request for information, citation, summons, complaint or order has been issued or filed, no penalty has been assessed and no investigation or review is pending or threatened by any government or other entity (i) with respect to any alleged violation by the Company of any Building Law or (ii) with respect to any alleged failure of the Company to have any building permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business.

          4.16 PRODUCTS. To the knowledge of the Company and the Shareholders, each of the products produced or sold by the Company is, and at all relevant times has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations, (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with its sale and (iii) free of design defects.

          4.17 LICENSES AND PERMITS. SCHEDULE 4.17 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Company or any Included Property or Swing Property, together with the name of the government agency or entity issuing such license or permit. Each such authorization is valid and in full force and effect and, except as described in SCHEDULE 4.17, none of such authorizations will be terminated or impaired or become terminable as a result of the Merger and the other transactions contemplated hereby.

          4.18 REAL PROPERTY. (a) The Company has and will, after the Merger Time (except in the case of Excluded Property) have:

          (i)  good, valid and marketable title to each Swing Property and

          (ii) a valid leasehold interest in all real property (other than the Swing Property) leased or occupied by the Company at any time on or after June 30, 1996, used by the Company in the conduct of its business at any time on or after June 30, 1996, or necessary to the conduct of the



                  -37-                              Merger Agreement

     Company's business as presently conducted or as proposed to be conducted (the "Leased Real Property"),

in each case free and clear of all Liens other than (A) Liens disclosed on the balance sheets of the Company at December 31, 1995 and June 30, 1996 included in the Financial Statements, securing obligations disclosed in such balance sheets,
(B) Liens which could be incurred after June 30, 1996 without causing the representation in Section 4.9.(e) to be untrue and (C) minor imperfections of title that do not in the aggregate materially detract from the value of the Company's assets or materially impair the use thereof in the operation of its business. The Company does not own any real property, other than certain of the Excluded Properties.

          (b) SCHEDULE 4.18 includes a complete list, under the following separate headings of:

          (i) all Leased Real Property included in the Included Property, under the heading "Included Leased Real Property," identifying for each item or parcel the lease (and all amendments modifications and supplements thereto) pursuant to which the Company occupies such Leased Real Property and the Improvements thereon;

          (ii) all real property owned by the Company and included in the Excluded Property (and each Swing Property), under the heading "Excluded Owned Real Property," identifying for each item or parcel the Improvements thereon; and

          (iii) all Leased Real Property included in the Excluded Property, under the heading "Excluded Leased Real Property," identifying for each item or parcel the lease (and all amendments modifications and supplements thereto) pursuant to which the Company occupies such Leased Real Property and the Improvements thereon.

          (c) To the knowledge of the Company and the Shareholders, there is no circumstance existing, and there are no developments affecting the Leased Real Property, the Swing Property or any of the Improvements or other properties or assets of the Company pending or threatened, which could materially detract from the value thereof, materially interfere with any present or intended use thereof or materially adversely affect the marketability thereof, other than (in the case of the Swing Property and Improvements thereon only) circumstances that are
(i) fully disclosed to QFC and, if the fair market value of any Swing Property is determined by appraisal pursuant to Section 2.1.(h), to the appraiser or appraisers conducting such



                  -38-                              Merger Agreement
appraisal, and (ii) considered in reaching a determination of the fair market value of such Swing Property.

          (d) The Company has paid all rent required to be paid under each lease of Leased Real Property when due and has performed all other obligations thereunder in a timely manner. To the knowledge of the Company and the Shareholders, the lessor under each such lease has performed all of its obligations thereunder in a timely manner. No event or condition that permits the lessor under any such lease to terminate the term of such lease before its scheduled expiration (nor any event or condition that, with notice or the passage of time or both, would permit the lessor so to terminate such lease) has occurred and is continuing or is a reasonably foreseeable result of any present event or condition.

          (e) To the knowledge of the Company and the Shareholders, the Improvements are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted, and excluding any Fully Depreciated Improvements), are suitable for their present uses and are structurally sound.

          (f) Each item or parcel of Leased Real Property and Swing Property, and each Improvement thereon, has, and after the Merger Time will have, access to:

          (i)  a public road and

          (ii) all public utilities necessary for conduct of the Company's business as currently conducted or as proposed to be conducted (including, as applicable, water supply, storm and sanitary sewers, telephone, gas and electrical connections and fire protection), in each case either directly or by a public right of way or duly recorded and perfected perpetual private easement. There is no circumstance existing, and there are no developments pending or threatened, which would interfere with such access or the availability of such public utilities.

          (g) To the knowledge of the Company and the Shareholders, none of the Improvements encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Leased Real Property or Swing Property.

          4.19 PERSONAL PROPERTY. (a) The Company has and will, after the Merger Time (except in the case of Excluded Property), have valid, good and marketable title to (or, in the case of leased property, valid leasehold interests in) all personal



                  -39-                              Merger Agreement
property and assets (whether tangible or intangible) reflected on the balance sheet of the Company at June 30, 1996 included in the Financial Statements or acquired after June 30, 1996, except for (i) properties that are not necessary to the operations of the Company and are in the aggregate not material and
(ii) inventory, in each case to the extent sold in the ordinary course of business consistent with past practice. The personal property owned or leased by the Company includes all personal property located on each item or parcel of Leased Real Property, Swing Property or Excluded Property (other than transitory personal property of customers of the Company and others). None of such personal property or assets is subject to any Lien other than (A) Liens disclosed on the balance sheets of the Company at December 31, 1995 and June 30, 1996 included in the Financial Statements, securing obligations disclosed in such balance sheets and (B) Liens which could be incurred after June 30, 1996 without causing the representation in Section 4.9.(e) to be untrue.

          (b) To the knowledge of the Company and the Shareholders, the equipment owned or leased by the Company is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted, and excluding any Fully Depreciated equipment) and is suitable for its present uses.

          (c) The Company owns, legally, beneficially and of record, the AG Stock, subject to no Liens. The AG Stock is fully paid and non-assessable and, to the knowledge of the Company and the Shareholders, was duly authorized and validly issued.

          4.20 INTELLECTUAL PROPERTY.

          "Intellectual Property Right" means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by the Company or any Affiliate of the Company or used or held for use in connection with any Included Property or Swing Property.

          (a) SCHEDULE 4.20 is a complete list of all Intellectual Property Rights of the Company, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdiction by or in which such Intellectual Property Right has been issued or registered, or in which an application for such issuance or registration has been filed (including the respective registration or application numbers), or in which such


                  -40-                              Merger Agreement

Intellectual Property Right is recognized without regard to registration; and
(iv) material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) The Company has not since January 1, 1991 been sued or charged in writing with, or been a defendant in, any claim, suit, action or proceeding relating to its business (other than matters that have been finally terminated prior to the date hereof without liability to the Company) and that involves a claim of infringement of any patent, trademark, service mark or copyright, and neither the Company nor any Shareholder has knowledge of any claim or infringement by the Company, nor knowledge of any continuing infringement by any other Person of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

          4.21 MATERIAL CONTRACTS. (a) SCHEDULE 4.21 is a complete list of all of the following to which the Company is a party or by which it or any Included Property, Swing Property or other asset is subject:

       (i) any lease providing for annual rentals of $10,000 or more, other than the leases listed on SCHEDULE 4.18;

       (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $10,000 or more;

       (iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets;

       (iv) any partnership, joint venture or other similar contract, arrangement or agreement;

       (v)     any contract relating to Debt of the Company;

       (vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;



                  -41-                              Merger Agreement

       (vii) any agency, dealer, sales representative or other similar agreement;

       (viii) any agreement, contract or commitment that currently does, or after the Merger Time may, restrain or limit the Company from competing with any Person, in any line of business or in any area;

       (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of the Company; or

       (x) any other agreement, contract or commitment not made in the ordinary course of business consistent with past practice which is material to the Company.

          (b) Each agreement, contract, plan, lease, arrangement and commitment listed in any Schedule to this Agreement or required to be disclosed by this
Section is a valid and binding agreement of the Company and is in full force and effect; neither the Company nor, to the knowledge of the Company, any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment; and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

          (c) Each sublease, concession, license or similar agreement pursuant to which any Person occupies, or conducts any business on, any Included Property or Swing Property (including without limitation any espresso cart lease) is terminable by the Company without compensation to the other party by not more than 60 days advance notice.

          4.22 GUARANTIES. SCHEDULE 4.22 is a complete list of each Guaranty by any Shareholder, or any other Person, of any Debt or other obligation of the Company (whether or not a monetary obligation or obligation to pay money).

          4.23 EMPLOYEES. (a) The Company has provided a true and complete list of the names and titles of all employees of the Company. The information regarding annual salaries and other compensation of all employees of the Company to be provided by the Company after the date hereof pursuant to Section 6.4 will be true, correct and complete.

          (b) The Company is not a party to any written or unwritten employment agreement with any Person. The Company has not, at any time on or after January 1, 1991, been a party to any collective bargaining agreement, other than the agreements as listed on SCHEDULE 4.23. Except as set forth on SCHEDULE 4.23:


                  -43-                              Merger Agreement

(i) the Company is in compliance with all collective bargaining agreements,
(ii) there is no grievance or dispute related to any collective bargaining agreement, nor any unfair labor practice charge or complaint, pending or, to the knowledge of the Company or any Shareholder, threatened with regard to any employee of the Company;(iii) to the knowledge of the Company or any Shareholder, there is no strike, slowdown, work stoppage or other labor controversy threatened that would involve the Company; (iv) the Company has not closed any facility, effected any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company planned or announced any such action or program.

          4.24 EMPLOYEE BENEFITS. (a) The Company maintains a 401(k) Plan (the "401(k) Plan") that is accurately described in the Financial Statements. The Company has delivered to QFC copies of the 401(k) Plan and related trust agreement, together with all amendments thereto and written interpretations thereof and the three most recent annual reports prepared in connection therewith. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to
Section 501(a) of the Internal Revenue Code. The 401(k) Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Internal Revenue Code) which are applicable to the 401(k) Plan.

          (b) Except for the 401(k) Plan and as required by the collective bargaining agreements listed on SCHEDULE 4.23, the Company has never maintained any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code. The Company has not partially or completely withdrawn from any such pension benefit plan. If a "complete withdrawal" by the Company and all of its affiliates were to occur as of the Effective Time with respect to all such employee pension benefit plans, the Company would not incur any withdrawal liability under Title IV of ERISA.

          (c) SCHEDULE 4.24 sets forth a summary description of each arrangement, policy or plan (whether or not written) pursuant to which the Company provides to any of its employees or their families any employee benefit, including without limitation any vacation, sick or personal days (or payment on account thereof); health, life, disability or other insurance coverage; workers' compensation; disability benefit; supplemental unemployment benefit; severance benefit; tuition reimbursement or other educational or training benefit; deferred compensation; retirement benefit; postretirement insurance, compensation or


                  -43-                              Merger Agreement
benefit; or profit-sharing, bonus, stock option, stock appreciation right or other form of incentive compensation (including without limitation each employee benefit plan within the meaning of Section 3(3) of ERISA) (each, a "Benefit Arrangement"). Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations. Since January 1, 1995 there has been no amendment or modification of, or any announcement (whether or not written) by the Company of any future amendment or modification of any Benefit Arrangement, which would increase the expense of maintaining such Benefit Arrangement.

          (d) Except as described on SCHEDULE 4.24, the Company will have no obligation to any Spin-Off Employee, any labor union, any representative of any Spin-Off Employee or the 401(k) Plan (by the terms of any agreement, by operation of law or otherwise) after the Closing Date on account of the 401(k) Plan or any Benefit Arrangement.

          4.25 COMPANY TAXES. (a) The Company has filed all tax returns, statements, reports and forms required to be filed by it with respect to any Tax when due in accordance with all applicable laws (including without limitation federal income tax returns for all periods through December 31, 1995), and has paid all Taxes shown as due and payable pursuant to such returns, statements, reports and forms, or pursuant to any assessment. The Company has delivered true and correct copies of its federal income tax returns for the years ended December 31, 1993, 1994 and 1995. The charges, accruals and reserves on the books of the Company in respect of Taxes are adequate and in compliance with GAAP. There is no government, state, local jurisdiction or authority to which any Tax is or will be properly payable by the Company, other than the United States, the State of Washington and one or more counties in the State of Washington.

          (b) The Company has not made, nor is it required to make, any adjustment under Section 481(a) of the Internal Revenue Code by reason of a change in accounting method or otherwise. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code. Each Shareholder is a United States person within the meaning of the Internal Revenue Code.

          (c) No federal income tax returns of the Company, and no reports or returns of the Company to the Washington State Department of Revenue, have been audited by the Internal Revenue Service (except as described on SCHEDULE 4.11) or the Washington State Department of Revenue, and the Company has not agreed with


                  -44-                              Merger Agreement
the Internal Revenue Service or the Washington State Department of Revenue to any extension of the statute of limitations with respect to its Taxes for any period.

          4.26 NOT A MEMBER OF A TAX OR ERISA GROUP. No Person other than the Company has ever operated a store at any Relevant Property, or conducted the Company's business. The Company has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) or a combined, consolidated or unitary group (for purposes of any applicable state or local Tax). The Company has never been a member of a controlled group of corporations or of a group of trades or businesses (whether or not incorporated) under common control that were treated as a single employer under Section 414 of the Internal Revenue Code.

          4.27 NO SUBSIDIARIES. There are no subsidiaries of the Company. The Company does not hold any shares of capital stock of any corporation (other than the AG Stock), is not a general or limited partner of any partnership, is not a member of any limited liability company and does not otherwise hold or own any equity or ownership interest in any Person.

          4.28 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Shareholder who might be entitled to any fee or commission from QFC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement, other than Exvere, Inc., whose fees and expenses will be paid by the Shareholders (and not by the Company).

          4.29 OTHER INFORMATION. None of the documents or information regarding the Company delivered to QFC in connection with the transactions contemplated by this Agreement, taken together with this Agreement and the Schedules hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                      ARTICLE 5
                           REPRESENTATIONS OF QFC AND NEWCO

          QFC and Newco represent and warrant to the Company and the Shareholders, on the date hereof and on the Closing Date, as follows:

          5.1 CORPORATE EXISTENCE AND POWER. Each of QFC and Newco is a corporation duly incorporated, validly existing and qualified to transact business in the corporate form under the laws of the State of Washington, and has all corporate powers and


                  -45-                              Merger Agreement
all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Newco has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          5.2 CORPORATE AUTHORIZATION. The execution, delivery and performance by QFC and Newco of this Agreement and the consummation by QFC and Newco of the Merger are within their respective corporate powers and have been duly authorized by all necessary corporate action on the part of QFC and Newco. On the Closing Date, Newco's board of directors will have adopted, approved and unanimously recommended to Newco's shareholders this Agreement and the Merger. QFC's board of directors has approved this Agreement and the Merger. This Agreement constitutes a valid and binding agreement of QFC and Newco. At the Merger Time, all of the QFC Shares issued to each Shareholder as part of the Merger Consideration will have been duly authorized and validly issued, will be fully paid and non-assessable and will be owned of record by the Shareholders named on the certificates therefor.

          5.3 GOVERNMENTAL AUTHORIZATION; CONSENTS. (a) The execution, delivery and performance by QFC and Newco of this Agreement and the consummation by QFC and Newco of the Merger require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (i) compliance with the applicable requirements of the Hart-Scott-Rodino Act and expiration or early termination of the waiting period thereunder; (ii) compliance with the applicable notice requirements of the WARN Act; and (iii) the filing of articles of merger in accordance with Section 3.1.(h).

          5.4 NON-CONTRAVENTION. The execution, delivery and performance by QFC and Newco of this Agreement and the consummation by QFC and Newco of the Merger do not and will not, (i) contravene or conflict with the articles of incorporation or bylaws of QFC or Newco; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to QFC or Newco;
(iii) contravene or conflict with or constitute a violation of or a default under any provision of any agreement, contract or other instrument binding upon QFC or Newco.

          5.5 CAPITALIZATION. The authorized capital stock of QFC consists of 60,000,000 QFC Shares and 1,000,000 shares of preferred stock, par value $.001 per share. On September 7, 1996, 14,579,000 QFC Shares were issued and outstanding. No class or series of preferred stock of QFC has been designated. Other than as described in the preceding sentence and SCHEDULE 5.5, on September 7, 1996 there were no outstanding


                  -46-                              Merger Agreement

(i) shares of capital stock or other voting securities of QFC, (ii) securities of QFC convertible into or exchangeable for shares of capital stock or voting securities of QFC, or (iii) options or other rights to acquire from QFC, or obligations of QFC to issue, deliver, repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of QFC (whether or not now exercisable).

          5.6 TAX-RELATED REPRESENTATIONS. (a) QFC is and has been in control of Newco at all times up to the Merger Time, within the meaning of
Section 368(c) of the Internal Revenue Code.

          (b) Newco has no current plan or intention to issue additional shares of its stock that would result in QFC ceasing to have control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code.

          (c) QFC has no current plan or intention to reacquire any of the QFC Shares issued in the Merger.

          (d) QFC has no current plan or intention: (i) to cause the Surviving Company to be liquidated, (ii) to cause the Surviving Company to merge with and into another corporation after the Merger Time, (iii) to sell or otherwise dispose of any stock of the Surviving Company or (iv) to cause the Surviving Company to sell or otherwise dispose of its assets except in the ordinary course of business, if and to the extent that the same would cause the Merger not to qualify for tax-free treatment as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (unless the Shareholders have made a Taxable Transaction Election).

          (e) After the Merger Time, the Surviving Company will continue the historic business of the Company or use a significant portion of the Company's business assets in a business, in each case, within the meaning of
Section 1.368-1(d) of the Treasury Regulations.

          5.7 EMPLOYEES. QFC anticipates that the operators of the Included Properties will maintain the employment of the Company's store employees (other than the employees employed at stores included in the Excluded Property) until such time as their employment is terminated in the ordinary course of business. QFC intends to interview administrative personnel of the Company regarding continued employment with the Company after the Closing Date.

          5.8 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by


                  -47-                              Merger Agreement
or is authorized to act on behalf of QFC or Newco who might be entitled to any fee or commission from the Company or any Shareholder upon consummation of the transactions contemplated by this Agreement.

          5.9 QFC INFORMATION. QFC has filed all reports required to be filed with the Securities and Exchange Commission since January 1, 1995 (collectively, the "QFC SEC Reports") and has previously furnished or made available to the Company and the Representative Shareholder true and complete copies of all QFC SEC Reports. None of the QFC SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The QFC SEC Reports, taken together with this Agreement and the Schedules hereto, and the other information regarding QFC provided by QFC to the Representative Shareholder on or before the Closing Date, do not, as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

                                      ARTICLE 6
                               COVENANTS OF THE COMPANY
                                 AND THE SHAREHOLDERS

          The Company and the Shareholders jointly and severally agree for the benefit of QFC:

          6.1 CONDUCT OF THE COMPANY. From the date hereof until the Merger Time, the Company will conduct its business in the ordinary course consistent with past practice, will maintain inventory in the quantities and types advisable for its business and will use its best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Merger Time, the Company will not, without QFC's prior written consent:

          (a) adopt or propose any change in its articles of incorporation or bylaws;

          (b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

          (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice and (iii) as described in
     Section 2.1;



                  -48-                              Merger Agreement

          (d) incur Transaction Expenses other than Transaction Expenses reasonably incurred in an amount that does not exceed $50,000;

          (e)  enter into any transaction with any Affiliate of the Company;

          (f)  agree or commit to do any of the foregoing; or

          (g) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Merger Time or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

Without limiting the generality of the foregoing, from the date hereof until the Merger Time, the Company will repair or replace each Improvement and item of equipment owned or leased by the Company that is not in good operating condition and repair (ordinary wear and tear excepted), will reasonably maintain the Improvements and such equipment consistent with standards generally followed in the industry and will cause the Improvements and such equipment to be suitable for their present uses and (in the case of Improvements) to remain structurally sound.

          6.2 WARN ACT NOTICE. At the written direction of QFC, the Company will distribute a notice as contemplated by the WARN Act to all of the Company's non-store management employees, in form and substance reasonably satisfactory to both QFC and the Company. If, at the request of the Representative Shareholder, the Closing Date is earlier than the Outside Closing Date, the Company and the Shareholders jointly and severally agree to pay to QFC on the Closing Date an amount equal to the salary and cost of benefits for all non-store employees from the Closing Date through the Outside Closing Date.

          6.3 SEPTEMBER 30 FINANCIAL STATEMENTS. On or before December 31, 1996, the Company will prepare and deliver to QFC an unaudited balance sheet, statement of operations, statement of changes in shareholders' equity and statement of cash flows of the Company at September 30, 1996 and for the nine months then ended.

          6.4 ACCESS TO INFORMATION. From the date hereof until the Merger Time, the Company will give QFC, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the


                  -49-                              Merger Agreement

Company, will furnish to QFC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with QFC in its investigation of the business of the Company, PROVIDED that no investigation pursuant to this Section will affect any representation or warranty given by the Company to QFC hereunder, and PROVIDED further that any investigation pursuant to this Section will be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Without limiting the generality of the foregoing, after the date hereof the Company will provide to QFC full information regarding its employees, including without limitation their annual salaries and other compensation.

          6.5 PUBLIC ANNOUNCEMENTS. The Company and each Shareholder will consult with QFC before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation.

          6.6  OTHER OFFERS.

          "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or business combination involving the Company, a transaction involving the change of the control of the Company, the acquisition of any of the Preferred Shares or the Common Shares or the acquisition of any equity interest in or Debt of, or a substantial portion of the assets of, the Company, other than the transactions with QFC and Newco contemplated by this Agreement.


          Neither any Shareholder, the Company nor any of the officers, directors, employees, agents, advisors or representatives of the Company or any Shareholder will, directly or indirectly, (i) take any action to solicit, continue, initiate or encourage any Acquisition Proposal, (ii) disclose the terms of this Agreement or the other agreements contemplated hereby, or the status of the transactions contemplated hereby and related negotiations, to any Person who is or may be considering making an Acquisition Proposal or
(iii) engage in negotiations with, or disclose any non-public information relating to the Company or afford access to the properties, books or

                  -50-                              Merger Agreement
records of the Company to, any Person that may be considering making, or has made, an Acquisition Proposal. The Company and each Shareholder will promptly notify QFC after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person that may be considering making, or has made, an Acquisition Proposal, and will keep QFC fully informed of the status and details of any such Acquisition Proposal, indication or request.

          6.7 NOTICES OF CERTAIN EVENTS. From the date hereof to the Merger Time, the Company and the Shareholders will promptly notify QFC of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any action, suit, claim, investigation or proceeding commenced or, to the best of its knowledge threatened, against, relating to or involving or otherwise affecting the Company which are required to be disclosed by Section 4.11 or which relate to the consummation of the transactions contemplated by this Agreement.

          6.8 APPROVALS. The Company will obtain all consents, authorizations or approvals from the governmental agencies referred to in Section 4.3, and all other consents, authorizations or approvals required for it to consummate the Merger.

          6.9 OBLIGATIONS OF THE COMPANY. The Shareholders jointly and severally agree to take all action necessary to cause the Company to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Without limiting the generality of the foregoing, each Shareholder agrees to vote all of the Preferred Shares and Common Shares in favor of approval of this Agreement and the Merger and agrees that it will not dissent from the Merger pursuant to RCW Chapter 23B.13.

          6.10 SATISFACTION OF CONDITIONS.  If any condition set forth in
Section 3.4 is not satisfied or waived by QFC in a writing expressly referring to such condition and stating that such condition is waived, and QFC and Newco consummate the Merger, the Shareholders jointly and severally agree to cause each such condition to be satisfied as promptly as practicable after the Closing Date, and in any event within 30 days after the Closing Date.



                  -51-                              Merger Agreement

          6.11 NONCOMPETITION. (a) Each Shareholder agrees that for a period of five full years from the Merger Time, neither it nor any of its Affiliates will:

          (i) engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as shareholder in any corporation or holder of an ownership interest in any other entity, in any business that operates a retail grocery store (other than the one retail grocery store included in the Excluded Properties) within the State of Washington; or

          (ii) solicit, receive or accept the performance of services by any employee employed by the Company at June 30, 1996, the date hereof or the Closing Date, unless such employee was (1) not retained by the Surviving Company or QFC after the Closing Date or (2) not employed by QFC or the Surviving Company at the time of receipt or acceptance of the performance by such employee of services;

except that:

          (A) any Shareholder may own (directly or indirectly) the QFC Shares and other shares of capital stock of QFC;

          (B) any Shareholder may own (directly or indirectly) less than 5% of the publicly traded stock of any corporation, including a corporation that operates retail grocery stores;

          (C) the Spin-Off Company may lease or sell the Excluded Properties that, at the date hereof, constitute undeveloped real property to a Person (other than any Shareholder or Affiliate of a Shareholder) that operates a retail grocery store on such Excluded Property; and

          (D) any Shareholder, or the Spin-Off Company, may employ store-level employees of the Company who worked at an Excluded Property, as well as any former employee of the Company if such former employee's employment with the Company has been terminated by QFC and QFC has not offered such employee employment with QFC.

          (b) If any provision contained in this Section 6.11 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section, but this Section will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or


                  -52-                              Merger Agreement
to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each Shareholder acknowledges that QFC would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate QFC for any such breach. Each Shareholder agrees that QFC will be entitled to injunctive relief requiring specific performance by such Shareholder of this Section, and each Shareholder consents to the entry thereof.

          (c) The parties hereto agree that $250,000 of the cash included in the Merger Consideration represents payment QFC for the noncompetition covenant contained in this Section 6.11.

          6.12 CONTINUITY OF INTEREST AFTER THE MERGER TIME. No Shareholder will dispose of any of the QFC Shares received in the Merger within two years after the Merger Time, unless such Shareholder (at its expense) delivers to QFC an opinion of Recognized Tax Counsel that such transfer will not violate the continuity of shareholder interest requirement set forth in Section 1.368-1 of the Treasury Regulations. Any Shareholder desiring to dispose of any QFC Shares received in the Merger within two years after the Merger Time will give written notice to QFC not less than 30 days before the date of disposition, specifying the number of QFC Shares of which such Shareholder proposes to dispose.

          6.13 EXCLUDED LIABILITIES. The Spin-Off Company and the Shareholders hereby jointly and severally assume, and agree punctually to pay, perform and discharge directly to the Person entitled to payment or performance when and as required, the Excluded Liabilities (including all principal thereof and interest thereon) and all covenants and agreements included in the agreements governing or relating to the Excluded Liabilities, in each case as if the Spin-Off Company and the Shareholders (jointly and severally) had been named as the original party thereto rather than the Company, and as principal obligors and not merely as guarantors or sureties for the Company. Without limiting the generality of the foregoing, the Spin-Off Company and the Shareholders will perform all covenants included in any loan agreement related to any Excluded Liability and will cause any obligation to provide security for any Excluded Liability to be performed by providing such security with respect to Excluded Properties or other assets of the Spin-Off Company or the


                  -53-                              Merger Agreement

Shareholders, and not any Included Property or assets of the Company.

          6.14 GUARANTY OF SWING OBLIGATIONS. (a) The Shareholders and the Spin-Off Company hereby jointly and severally guaranty, for the benefit of the Surviving Company, effective on the Closing Date, the full and punctual payment of the Swing Obligations not included in the Excluded Property, including without limitation all principal, interest and other amounts payable on account of any such Swing Obligations and the full and punctual performance of all of the obligations of the person obligated for such Swing Obligations (each, a "Principal Obligor"). Upon failure by any Principal Obligor to pay punctually any such amount or to perform punctually any such obligation, the Shareholders and the Spin-Off Company jointly and severally agree that they will forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the agreements, documents and instruments that set forth the terms of the relevant Swing Obligation (the "Underlying Documents"). Without limiting the generality of the foregoing, the obligations guaranteed hereby include
(i) payment in full of the principal amount or amount payable, as the case may be, as set forth in the definition of "Swing Receivable" in Section 2.1.(c) and
(ii) all obligations to pay amounts and to perform obligations as set forth in the Underlying Agreements, notwithstanding the fact that the same do not accrue, are not payable or are not incurred by the relevant Principal Obligor as a result of any insolvency, bankruptcy, liquidation, reorganization or other similar proceeding affecting any Principal Obligor or its assets, as fully as if such proceeding had never been commenced.

          (b) The obligations of the Shareholders and the Spin-Off Company hereunder will be unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

        (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Principal Obligor under any Underlying Agreement, by operation of law or otherwise;

        (ii) any modification, amendment or restatement of or supplement to any Underlying Agreement that does not increase the amount payable on account of the relevant Swing Obligation;

        (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Principal Obligor under any Underlying Agreement;



                  -54-                              Merger Agreement

        (iv) any change in the corporate existence, structure or ownership of any Principal Obligor, or any insolvency, bankruptcy, liquidation, reorganization or other similar proceeding affecting any Principal Obligor or its assets or any resulting release or discharge of any obligation of such Principal Obligor contained in any Underlying Agreement;

        (v) the existence of any claim, set-off or other rights which any Shareholder or the Spin-Off Company may have at any time against any Principal Obligor, the Surviving Company, QFC, another Shareholder, the Spin-Off Company or any other or Person, whether in connection herewith or any unrelated transactions, PROVIDED that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (vi) any invalidity or unenforceability relating to or against any Principal Obligor for any reason of any Underlying Agreement, or any provision of applicable law or regulation purporting to prohibit the performance by any Principal Obligor of any of its obligations under any Underlying Agreement; or

        (vii) any other act or omission to act or delay of any kind by any Principal Obligor, the Surviving Company, QFC, another Shareholder, the Spin-Off Company or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Shareholder's, or the Spin-Off Company's, obligations hereunder.

        (c) If at any time any payment of any amount payable by any Principal Obligor under any Underlying Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Principal Obligor or otherwise, the Shareholders' and the Spin-Off Company's obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

        (d) If acceleration of the time for payment of any amount payable by any Principal Obligor under any Underlying Agreement is stayed upon the insolvency, bankruptcy or reorganization of such Principal Obligor, all such amounts otherwise subject to acceleration under the terms of the Underlying Agreements will nonetheless be payable by the Shareholders and the Spin-Off Company hereunder forthwith on demand by the Surviving Company.

        (e) The Shareholders and the Spin-Off Company irrevocably waive acceptance hereof, presentment, demand, protest


                  -55-                              Merger Agreement
and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Principal Obligor or any other Person.

        (f) The Shareholders and the Spin-Off Company irrevocably waive any and all rights to which any of them may be entitled, by operation of law or otherwise, upon performing any obligation or making any payment hereunder to be subrogated to the rights of the payee against any Principal Obligor with respect to such payment or performance or otherwise to be reimbursed, indemnified or exonerated by any Principal Obligor, another Shareholder, the Spin-Off Company or any other Person in respect thereof.

        (g) Notwithstanding any provision in any Long-Term Store Lease to the contrary, if the Spin-Off Company fails to pay any obligation under this
Section 6.14 within 30 days after demand by QFC, QFC may set off its obligation to pay rent under the Long-Term Store Leases against such obligation of the Spin-Off Company, reducing the amount payable under the Long-Term Store Leases by the amount not so paid by the Spin-Off Company hereunder.

        6.15 TAX-RELATED COVENANTS. (a) The Company will not distribute cash or other assets to its shareholders before the Merger, will not redeem any Preferred Shares or Common Shares and will not pay any dividends on the Preferred Shares or the Common Shares, other than (i) pursuant to the Spin-Off and (ii) regular, normal dividends.

        (b) The Company will use its best efforts to cause the Spin-Off to qualify for tax-free treatment as a transaction described in Section 355(a)(1) of the Internal Revenue Code and will use its best efforts to prevent the Company from realizing any taxable gain or income, or incurring any Tax, as a result of the Spin-Off.

        (c) No Shareholder will pay to any other Shareholder, and no Shareholder will accept from any Person other than QFC, any consideration for entering into this Agreement or consummating any of the transactions contemplated hereby. The Shareholders will not reallocate the Merger Consideration among themselves or transfer any of the Merger Consideration from one Shareholder to another, and will receive the Merger Consideration as follows: (i) the Shareholder who holds Preferred Shares will receive all of the Preferred Merger Consideration and (ii) each Shareholder who holds Common Shares will receive a PRO RATA portion of the Common Merger Consideration based on the number of Common Shares held by the respective Shareholders. Neither the Company nor any Shareholder will treat any of the Merger Consideration as compensation to any Shareholder who is an


                  -56-                              Merger Agreement
employee of the Company or allocate any of the Merger Consideration to any employment agreement to which any Shareholder is a party.

        (d) Each Shareholder will vigorously contest any Internal Revenue Service audit in which it is asserted that the Merger does not qualify for tax-free treatment as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (unless the Shareholders have made a Taxable Transaction Election).

                                      ARTICLE 7
                                   COVENANTS OF QFC

        QFC agrees for the benefit of the Company and the Shareholders:

        7.1 PUBLIC ANNOUNCEMENTS. QFC will consult with the Representative Shareholder before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

        7.2 OBLIGATIONS OF NEWCO. QFC will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        7.3 WARN ACT. QFC acknowledges and agrees that the Surviving Company, and not any Shareholder, will be responsible for whatever salaries may be payable to non-store employees of the Company between the Closing Date and the date the Surviving Company may terminate such employees in compliance with the WARN Act (other than the Spin-Off Employees and other employees who are employed by the Spin-Off Company, any Shareholder or any Affiliate of a Shareholder).

        7.4 ENVIRONMENTAL REPORTS. QFC will provide to the Company, as soon as practicable after they become available (and in any event on or before the Closing Date) copies of all written reports prepared by environmental consultants and engineers regarding the Relevant Property, PROVIDED that no failure by QFC to comply with this Section will affect any other provision of this Agreement (including without limitation Sections 8.2 and 8.3 and the representation and warranties of the Company in Sections 4.13 and 4.14), the Company's obligations thereunder or QFC's rights and remedies under this Agreement.



                  -57-                              Merger Agreement

        7.5 TAX-RELATED COVENANTS. If and to the extent that any of the following would cause the Merger not to qualify for tax-free treatment as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, QFC will not (unless the Shareholders make a Taxable Transaction Election):

        (a) fail to remain in control of Newco at all times up to the Merger Time, within the meaning of Section 368(c) of the Internal Revenue Code;

        (b) permit Newco or the Surviving Company to issue additional shares of its stock that would result in QFC ceasing to have control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code;

        (c)    reacquire any of the QFC Shares issued in the Merger;

        (d) (i) permit the Surviving Company to be liquidated, (ii) permit the Surviving Company to merge with and into another corporation after the Merger Time, (iii) sell or otherwise dispose of any stock of the Surviving Company or (iv) permit the Surviving Company to sell or otherwise dispose of its assets except in the ordinary course of business; or

        (e) after the Merger Time, permit the Surviving Company not to continue the historic business of the Company or not to use a significant portion of the Company's business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations,

                                      ARTICLE 8
                              SURVIVAL; INDEMNIFICATION

        8.1 SURVIVAL. (a) The covenants, agreements, representations and warranties of QFC and each Shareholder contained in this Agreement or in any certificate or other writing delivered pursuant hereto will survive the completion of the Merger until the third anniversary of the Closing Date or
(i) in the case of Sections 6.11 and 6.12, for the period set forth therein,
(ii) in the case of the representations and warranties contained in Sections 4.7, 4.14, 4.15, 4.24, 4.25, until expiration of the applicable statutory period of limitations under ERISA, the Internal Revenue Code or other relevant law (giving effect to any waiver, mitigation or extension thereof), if later and
(iii) the agreements in Sections 6.13, 6.14, Article 10 and this Article 8 will survive indefinitely (except, in the case of the indemnity obligations under Section 8.2, that such obligations will survive only so


                  -58-                              Merger Agreement
long as the representation, warranty, covenant or agreement (if any) whose failure or breach is the basis of such indemnification obligation). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Article 8 will survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

        (b) The covenants, agreements, representations and warranties of the Company and Newco contained herein or in any certificate or other writing delivered pursuant hereto will not survive the Merger Time.

        8.2 GENERAL INDEMNIFICATION. (a) Subject to Section 8.2.(b), the Shareholders jointly and severally indemnify QFC and, effective at the Merger Time, the Surviving Company, against, and agree to hold them harmless from, any and all damages, losses, liabilities and expenses (including without limitation expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by QFC or the Surviving Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any Shareholder or the Company pursuant to this Agreement (other than breach of the representations and warranties in Section 4.7 and 4.25 and the covenants in Section 6.12 and 6.15), to the extent covered by Section 8.6) or arising out of the currently existing or threatened dispute between the Company and certain labor unions regarding the Company's contribution to employee benefit plans or arising out of the termination by the Surviving Company of the employment of any Spin-Off Employee or the employment by the Spin-Off Company of any Spin-Off Employee. In determining the amount of Damages incurred or suffered by QFC or the Surviving Company arising out of any circumstance or event, among other things, due account shall be taken of the proceeds of insurance policies received by them, and also of costs incurred or to be incurred by them as a result of such circumstance or event by way of an increase in insurance premiums or compliance with loss prevention policies and similar requirements of insurers.

        (b) The Shareholders will not be obligated to pay any amount to QFC or the Company pursuant to this Section 8.2 unless the total amount that would be payable by the Shareholders to QFC and the Company pursuant to this Section for all Damages indemnified hereunder (without regard to the limitation in this subsection) exceeds $50,000.



                  -59-                              Merger Agreement

        8.3 EXCLUDED PROPERTIES ENVIRONMENTAL INDEMNIFICATION. In addition to the indemnity obligation set forth in Section 8.2, the Shareholders jointly and severally indemnify QFC and, effective at the Merger Time, the Surviving Company, against, and agree to hold them harmless from, any and all damages, losses, liabilities and expenses (including without limitation expenses of investigation and attorneys' and other experts' fees and expenses in connection with any action, suit or proceeding) ("Environmental Damages") incurred or suffered by QFC or the Surviving Company arising out of:

        (a) the presence of any Hazardous Substance on, under or about any Excluded Property, whether before or after the Closing Date;

        (b) the use, production, generation, manufacture, treatment, storage, recycling, transportation, disposal or Release of any Hazardous Substance on or to the Excluded Property by any Person (including without limitation the Company, the Spin-Off Company, any Shareholder, any Person who held or holds any interest in any Excluded Property, any Person who occupies or occupied any Excluded Property, any Affiliate of any of them and any Person who in any manner controls or controlled any of them), whether before or after the Closing Date;

        (c) the violation by any Person (including without limitation the Persons referred to in the preceding clause) of any Environmental Law pertaining to any Excluded Property, whether before or after the Closing Date (but excluding any violation by QFC of an Environmental Law that would have occurred even if this Agreement had not been entered into and neither the Merger nor any other transaction contemplated hereby had occurred); or

        (d) any liability of any Person under any Environmental Law pertaining to any Excluded Property, whether before or after the Closing Date.

Without limiting the generality of the foregoing, "Environmental Damages" includes without limitation damages, losses, liabilities and expenses,
(i) arising out of events and circumstances occurring or existing before the Company owned the relevant Excluded Property; (ii) arising out of, or constituting, fines, penalties, judgments, awards, liens, whether the same arise under Environmental Laws or otherwise; (iii) whether actual, incidental or consequential, and whether foreseeable or unforeseeable at the date hereof, the Closing Date or any other particular time; (iv) that are "response costs" under CERCLA or "remedial action costs" under the Model Toxics Control Act or (v) that are incurred in connection with the remediation, investigation,


                  -60-                              Merger Agreement
testing, monitoring, cleanup, containment, transportation or removal of any Hazardous Substance from any Excluded Property by the Spin-Off Company, the Surviving Company, QFC or any other Person, regardless of whether such actions are required by Environmental Laws.

        8.4 GUARANTY OBLIGATIONS. QFC will use its best efforts to cause A. Keith Uddenberg and Eugenia M. Uddenberg to be released from their obligations under the Guaranties listed on SCHEDULE 4.22. In the event any such Guaranty is not so released, QFC will indemnify and hold harmless each Shareholder from and against any liability or obligation under any Guaranty of a Shareholder
(i) listed on SCHEDULE 4.22, (ii) of Debt of the Company disclosed to QFC that reduced the Final Total Amount pursuant to Section 2.3 or (iii) of obligations under leases listed on SCHEDULE 4.18 or SCHEDULE 4.21, other than (in each case) any Excluded Liability and other than (in each case) the Guaranty set forth in
Section 6.14.

        8.5    PROCEDURES.  The party seeking indemnification under Section 8.2,
8.4 or 8.3 (the "Indemnified Party") agrees to give prompt notice to the parties against whom indemnity is sought (each, an "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought. The Indemnifying Parties may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at their own expense. No Indemnifying Party will, in the defense of any such suit, action or proceeding, consent to the entry of any judgement or enter into any settlement (except, in each case, with the written consent of the Indemnified Party) which does not include, as to the Indemnified Party, an unconditional release of the Indemnified Party from any and all liability in respect of such suit, claim or proceeding. The Indemnified Party will cooperate reasonably in the defense of any such suit, action or proceeding. The Indemnified Party will so request the Indemnifying Parties to control the defense of such a suit, action or proceeding at the Indemnifying Parties' expense, PROVIDED that (i) the Indemnified Party reasonably determines that the defense or failure to defend such suit, action or proceeding will affect only the matters indemnified hereunder and could not reasonably be expected to cause the Indemnified Party to incur or suffer any damage, loss, liability or expenses not indemnified hereunder, (ii) the Indemnifying Parties provide security by way of surety bond (or other assurances satisfactory to the Indemnified Party in its sole discretion) of performance of their indemnity obligations under this Agreement and (iii) failure by the Indemnifying Parties to notify the Indemnified Party of their election to control the defense of any such suit, action or proceeding within 15 days after notice thereof is given to the Indemnifying Party will be deemed a


                  -61-                              Merger Agreement
waiver by the Indemnifying Party of its right to control the defense of such suit, action or proceeding.

        8.6 TAX INDEMNIFICATION. (a) Except as provided in Section 8.6(b), the Shareholders jointly and severally indemnify QFC and, effective at the Merger Time, the Surviving Company, against, and agree to hold them harmless from, any and all damages of any type whatsoever, incurred or suffered by QFC or the Surviving Company arising out of the fact that, as a result of events occurring before and after the Closing Date and the Merger Time:

        (i) the Spin-Off does not qualify for tax-free treatment as a transaction described in Section 355(a)(1) of the Internal Revenue Code or results in the realization of any taxable gain or income to the Company, or the incurrence of any Tax by the Company, the Surviving Company or QFC; or

        (ii) any representation or warranty in Section 4.7 or 4.25 proves not to have been true and correct at the Closing Date and the Merger Time or any covenant in Section 6.12 or 6.15 is not complied with;

except if and to the extent such Taxes or Tax Damages would not have been incurred or suffered but for a breach of the representations and warranties of QFC in Section 5.6 or the covenants of QFC in Section 7.5, and net of the present value (calculated using a 9.25% discount rate) of any Tax benefit that QFC or the Surviving Company could realize as a result of the fact giving rise to such Tax Damages (including without limitation the Tax benefit to the Surviving Company of the increased tax depreciation arising out of any increase in the basis of its assets).

        (b) If the representations and warranties in Section 4.7 and 4.25 are true and correct at the Closing Date and the Merger Time and the Company complies with the covenant in Section 6.15, then the Shareholders will not be required to indemnify QFC or the Surviving Company for any damages of any type whatsoever incurred or suffered by QFC or the Surviving Company arising:

        (i) out of the fact that the Merger does not qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code, or

        (ii) by reason of the appraised valuation of the Excluded Property proving to be incorrect, so that the 90/70% test is not complied with.



                  -62-                              Merger Agreement

        (c) In addition, the Shareholders jointly and severally indemnify QFC and, effective at the Merger Time, the Surviving Company, against all Taxes imposed on any party to this Agreement by reason of its entry into this Agreement and the completion of the transactions contemplated hereby on the Closing Date (excluding federal income Taxes, or other taxes imposed by the State of Washington on QFC or the Surviving Company measured by the net or gross income of QFC or the Surviving Company).

        (d) QFC agrees to advise and consult with the Representative Shareholder regarding any Taxes or Tax Damages for which indemnity may be sought under this Section. For the purpose of determining the amount the Shareholders are required to pay to QFC by way of indemnification under Section 8.6.(a), the federal income Tax payable by QFC and the Surviving Company will be calculated on the assumption that all income of QFC and the Surviving Company is taxable at the highest marginal federal income tax rate for corporate taxpayers. Promptly after QFC files any federal income tax return or other tax return or report reflecting any Tax for which indemnity may be sought, QFC will deliver to the Representative Shareholder a certificate setting forth the estimated amount of indemnity sought. Whenever QFC amends any return filed by it, enters into any closing agreement, settles any tax audit, tax review or tax litigation, makes a payment of federal income Tax calculated on a basis other than that set forth in its tax return, and whenever any judgment is entered for or against it in any tax litigation, if the same affects the amount of indemnity sought, QFC will deliver to the Representative Shareholder a certificate setting forth a revised calculation of the estimated amount of indemnity sought. The failure to deliver any such certificate will not affect the amount of indemnity payable to QFC or the Surviving Company under this Section.

        8.7 ENFORCEMENT. If within five days of demand by QFC, any Shareholder fails to pay any amount payable pursuant to this Article 8 (unless such Shareholder provides QFC with evidence satisfactory to QFC in its sole discretion to establish that the circumstance giving rise to the obligation to pay such amount will be cured not later than 20 days after such demand, so that no amount will then be payable hereunder, and provides QFC with a surety bond in form satisfactory to QFC for its obligation to pay any amount that is or may (during such 20 days) become payable pursuant to this Article 8), an "Event of Default" hereunder will have occurred and QFC will have the rights and remedies set forth in the Pledge Agreement. If any Shareholder avoids the occurrence of an Event of Default by providing QFC with evidence that it will cure a failure to pay as contemplated by the preceding sentence, and such Shareholder fails to cure the circumstance giving rise to the obligation to as set forth in such evidence, an "Event of Default" hereunder will have occurred


                  -63-                              Merger Agreement
and QFC will have the rights and remedies set forth in the Pledge Agreement.

                                      ARTICLE 9
                                     TERMINATION

        9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned (notwithstanding any approval of this Agreement by the shareholders of the Company):

        (a) by mutual written consent of the Representative Shareholder and QFC at any time prior to the Merger Time;

        (b) by the Representative Shareholder, at any time after the Outside Closing Date, if the Closing Date has not occurred before the Outside Closing Date, notwithstanding the fact that all of the conditions precedent set forth in Section 3.4 have been satisfied, or waived by QFC;

        (c) by QFC, at any time after the Outside Closing Date, if the Closing Date has not occurred before the Outside Closing Date, notwithstanding the fact that all of the conditions precedent set forth in
     Section 3.3 have been satisfied, or waived by the Company and the Representative Shareholder;

        (d) by QFC, at any time before the Merger Time (whether or not before the Outside Closing Date) if the Company or any Shareholder has breached the covenant in Section 6.6; or

        (e) by either the Representative Shareholder or QFC, at any time after the Outside Closing Date, if the Closing Date has not occurred before the Outside Closing Date and one or more of the conditions precedent set forth in Section 3.2 has not been satisfied, unless the Person seeking to terminate this Agreement caused such condition precedent not to be satisfied, or did not use best efforts to cause such condition precedent to be satisfied.

        9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1, this Agreement will become void and of no effect with no liability on the part of any party hereto, PROVIDED that if such termination is pursuant to clause (b), (c) or (d) of Section 9.1, QFC (if this Agreement is so terminated by the Representative Shareholder) or the Company and the Shareholders, jointly and severally (if this Agreement is so terminated by QFC), will be fully liable for any breach of this Agreement and PROVIDED FURTHER that the agreements contained in this Section and in and Article 10 will survive the termination of this Agreement.



                  -64-                              Merger Agreement

                                      ARTICLE 10
                                    MISCELLANEOUS

        10.1 NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given,

        IF TO QFC OR NEWCO, OR TO THE SURVIVING COMPANY AFTER THE MERGER TIME: c/o Quality Food Centers, Inc.
        10112 N.E. 10th Street
        Bellevue, Washington 98004
        Attn: Dan Kourkoumelis
        Telecopier: 206-462-2217

        WITH A COPY TO:
        Bogle & Gates P.L.L.C.
        Two Union Square
        601 Union Street
        Seattle, Washington 98122
        Attn: Scot J. Johnston
        Telecopier: 206-621-2660

        IF TO ANY SHAREHOLDER, OR TO THE COMPANY BEFORE THE MERGER TIME: c/o A. Keith Uddenberg

        Gig Harbor, Washington 98335
        Attn: A. Keith Uddenberg
        Telecopier:

        WITH A COPY TO:
        McGavick Graves
        1102 Broadway
        Suite 500
        Tacoma, Washington 98401-1317
        Attn: Ray Graves
        Telecopier: 206-627-2247

or such other address (within the State of Washington) or telecopier number as such party may hereafter specify for the purpose by notice to the others. Each such notice, request or other communication will be effective (a) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (b) otherwise, when delivered at the address specified in this Section. Failure to provide a copy of any notice to a person that is not a party to this Agreement will not affect the effectiveness of the notice to such party.



                  -65-                              Merger Agreement

        10.2 REPRESENTATIVE SHAREHOLDER. Each Shareholder hereby irrevocably appoints and authorizes the Representative Shareholder to take such action as agent on its behalf and to exercise such powers under this Agreement and the AG Stock Agreement as are delegated to the Representative Shareholder by the terms hereof and thereof, together with all such powers as are reasonably incidental thereto, and to communicate with QFC on behalf of the Shareholders. QFC is entitled to rely on written notices, representations and communications given to it by the Representative Shareholder, and to treat the same as accurately reflecting decisions of the Shareholders, without any duty to determine that such decisions were in fact made by the Shareholders, or any duty to make inquiry of any other Shareholder.

        10.3 NATURE OF SHAREHOLDERS' OBLIGATIONS. All obligations of any Shareholder under this Agreement are joint and several obligation of all the Shareholders, whether or not described as joint and several in the provision of this Agreement creating such obligation.

        10.4 AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or, in the case of a waiver, by the party against whom the waiver is to be effective (which may be the Representative Shareholder alone, in the case of the waiver that is to be effective against one or more of the Shareholders or the Company, if this Agreement contemplates that such waiver may be given by the Representative Shareholder).

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

        10.5 EXPENSES. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense, except:

        (a) as otherwise set forth in this Agreement (including without limitation in Section 9.2),

        (b)    that if this Agreement is terminated by QFC pursuant to clause
     (c) or (d) of Section 9.1, the Shareholders and the Company jointly and severally agree to pay all expenses incurred by QFC in connection with the



                  -66-                              Merger Agreement
     transactions contemplated hereby, including without limitation (i) fees and expenses of legal advisors, public relations firms and other consultants and (ii) costs incurred in preparing and negotiating this Agreement and related documents,

        (c) that if this Agreement is terminated by the Representative Shareholder pursuant to clause (b) of Section 9.1, QFC agrees to pay all expenses incurred by the Company and the Shareholders in connection with the transactions contemplated hereby, including without limitation (i) fees and expenses of legal advisors, public relations firms and other consultants and (ii) costs incurred in preparing and negotiating this Agreement and related documents, and

        (d) if this Agreement is otherwise terminated and the Company or any Shareholder within two years thereafter agrees to any Acquisition Proposal (including without limitation by entering into a definitive agreement or letter or intent, or otherwise indicating or announcing its acceptance of any Acquisition Proposal), the Shareholders and the Company jointly and severally agree to pay the following expenses incurred by QFC in connection with the transaction contemplated hereby, whether incurred before or after the date hereof: (i) real estate title commitment fees and title policy premiums incurred in connection with ALTA extended coverage owner's or lessee's (as appropriate) policies of title insurance in form and substance reasonably acceptable to QFC, covering all of the Included Properties to be issued to the Surviving Company shortly after the Merger Time,
     (ii) expenses incurred to obtain a phase I environmental audit of each of the Included Properties, and to obtain any phase II environmental audit, or other environmental audit, report, survey, evaluation or investigation,
     (iii) fees and expenses of independent accountants, real estate and other appraisers and valuation experts and other advisors and counsel, but (in each case) only if the party making such Acquisition Proposal makes use of any information produced (such as title reports and environmental audit reports) in connection with the expenses referred to in clauses (i) through
     (iii) above.

Without limiting the generality of the foregoing, if the Company undertakes any appraisals of the Excluded Properties (other than the Swing Properties) in order to ensure compliance with the 90/70% Test, the cost thereof will be expenses to be incurred and paid by the Company.

        10.6 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of and be binding upon each of the parties hereto


                  -67-                              Merger Agreement
and their respective successors, but no party hereto may assign, delegate or otherwise transfer any of its obligations or rights under this Agreement, except as provided herein.

        10.7 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Washington. The parties hereby submit to the nonexclusive personal jurisdiction of the United States District Court for the Western District of Washington and of any Washington state court sitting in Pierce County for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Shareholder hereby irrevocably appoints the Representations Shareholder and each of his personal representatives as its agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process, by personal service or by mail, which may be served in any such proceeding. Such service may be made by mailing or delivering a copy of such process to such agent at the address for notices hereunder.

        10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among any of the parties with respect to the subject matter of this Agreement (other than the letter agreement dated November 11, 1996 regarding confidentiality of certain information, with which the Shareholders and QFC will comply for two years after the Closing Date or the termination of this Agreement). No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        10.9 HEADINGS AND CAPTIONS. The headings and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

        10.10 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile transmission of a signed signature page of this Agreement will be effective as delivery of a manually executed counterpart of this Agreement.


                  -68-                              Merger Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

          QUALITY FOOD CENTERS, INC.


                                                  By
                                                     --------------------------
                                                  Title:


                                                  KU ACQUISITION CORPORATION


                                                  By
                                                     --------------------------
                                                  Title:


                                                  KEITH UDDENBERG, INC.


                                                  By
                                                     --------------------------
                                                  Title:




                                                  -----------------------------
                                                  A. KEITH UDDENBERG




                                                  -----------------------------
                                                  EUGENIA M. UDDENBERG




                                                  -----------------------------
                                                  LORI DEE SCHACHT, as trustee
                                                       of the Anna Mae Schacht
                                                       Trust




                                                  -----------------------------
                                                  MARK SCHACHT




                                                  -----------------------------
                                                  LORI DEE SCHACHT, as trustee
                                                       of the Lori Dee Schacht
                                                       Trust




                                                  -----------------------------
                                                  RAY GRAVES, as trustee of the
                                                       Lori Dee Schacht Trust




                                                  -----------------------------
                                                  GREG DEWAR, as trustee of the
                                                       Richard Keith Uddenberg
                                                       Trust




                                                  -----------------------------
                                                  RICHARD KEITH UDDENBERG, as
                                                       trustee of the Richard
                                                       Keith Uddenberg Trust




                                                  -----------------------------
                                                  LORI DEE SCHACHT, as trustee
                                                       of the Richard Keith
                                                       Uddenberg Trust




                                                  -----------------------------
                                                  DEBBIE LOUISE LITTLE, as
                                                       trustee of the Debbie
                                                       Louise Little Trust




                                                  -----------------------------
                                                  LORI DEE SCHACHT, as trustee
                                                       of the Debbie Louise
                                                       Little Trust




                                                  -----------------------------
                                                  RAY GRAVES, as trustee of the
                                                       Debbie Louise Little
                                                       Trust